Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

by and among

SAExploration, Inc.,

as Borrower,

and

SAExploration Holdings, Inc.,

and

SAExploration Sub, Inc.,

and

NES, LLC,

and

SAExploration Seismic Services (US), LLC

as Guarantors,

and

Wells Fargo Bank, National Association,

as Lender

Dated as of November 6, 2014

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	7.9	Change of Control	20
	7.10	Accounting Methods	20
	7.11	Investments; Controlled Investments	20
	7.12	Transactions with Affiliates	20
	7.13	Use of Proceeds	20
	7.14	Limitation on Issuance of Stock	20
	7.15	Consignments	20
	7.16	Inventory and Equipment with Bailees	20
	7.17	Other Payments and Distributions	21
	7.18	Noteholder Agreements	21

8.	FINANCIAL COVENANTS		21
	8.1	Minimum EBITDA	21
	8.2	Domestic Located Equipment	22

9.	EVENTS OF DEFAULT		22

10.	RIGHTS AND REMEDIES		24
	10.1	Rights and Remedies	24
	10.2	Additional Rights and Remedies	25
	10.3	Lender Appointed Attorney in Fact	26
	10.4	Remedies Cumulative	26
	10.5	Crediting of Payments and Proceeds	27
	10.6	Marshaling	27
	10.7	License	27

11.	WAIVERS; INDEMNIFICATION		27
	11.1	Demand; Protest; etc.	27
	11.2	Lender’s Liability for Collateral	27
	11.3	Indemnification	27

12.	NOTICES		28

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		29

14.	ASSIGNMENTS; SUCCESSORS		30

15.	AMENDMENTS; WAIVERS		30

16.	TAXES		30

17.	GENERAL PROVISIONS		30
	17.1	Effectiveness	30
	17.2	Section Headings	30
	17.3	Interpretation	30
	17.4	Severability of Provisions	30
	17.5	Debtor-Creditor Relationship	31
	17.6	Counterparts; Electronic Execution	31
	17.7	Revival and Reinstatement of Obligations	31
	17.8	Confidentiality	31
	17.9	Lender Expenses	32
	17.10	Setoff	32
	17.11	Survival	32
	17.12	Patriot Act	32
	17.13	Integration	32
	17.14	Bank Product Providers	32
	17.15	Intercreditor Agreement	33

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EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.12	Fees
Schedule 6.1	Financial Statement, Reports, Certificates
Schedule 6.2	Collateral Reporting
Schedule 6.6	Schedule of Insurance

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Conditions Subsequent
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate

Schedule A-1	Collection Account
Schedule A-2	Authorized Person
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens

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CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of this 6th day of November, 2014, by and among Wells Fargo Bank, National Association, a national banking association (“Lender”), SAExploration, Inc., a Delaware corporation (“Borrower”), and SAExploration Holdings, Inc., a Delaware corporation, SAExploration Sub, Inc., a Delaware corporation, NES, LLC, an Alaska limited liability company, and SAExploration Seismic Services (US), LLC, a Delaware limited liability company (collectively, the “Guarantors”).

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1           Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.

2.	LOANS AND TERMS OF PAYMENT.

2.1           Revolving Loan Advances.

(a)          Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make revolving loans (“Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)          the Maximum Revolver Amount less the Letter of Credit Usage at such time, and

(ii)         the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b)          Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make an Advance at any time following the occurrence of a Default or an Event of Default.

(c)          If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available under Section 2.1(a) above shall be reduced by any Reserves established by Lender with respect to amounts that may be payable by Borrower to third parties.

2.2           [Intentionally Omitted]

2.3           Borrowing Procedures.

(a)          Procedure for Borrowing. Provided Lender has not separately agreed that Borrower may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender. Such written request must be received by Lender no later than 9:00 a.m. (Pacific Time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.

(b)          Making of Loans. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account; provided, however, that, Lender shall not have the obligation to make any Advance if (1) one (1) or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Lender, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(c)          Loan Management Service. If Lender has separately agreed that Borrower may use the Loan Management Service, Borrower shall not request and Lender shall no longer honor a request for an Advance made in accordance with Section 2.3(a) and all Advances will instead be initiated by Lender and credited to the Designated Account as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1. If Lender terminates Borrower’s access to the Loan Management Service, Borrower may continue to request Advances as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make an Advance through the Loan Management Service after the occurrence of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion.

(d)          Protective Advances. Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrower under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Advance, a “Protective Advance”).

(e)          Eligible New Equipment Borrowing Base Procedures. In addition to the other conditions precedent to any Advance set forth in this Agreement, the provision of each Advance against Eligible New Equipment shall be subject to the satisfaction of each of the following additional conditions precedent, as determined by Lender: (i) Lender shall have received from Borrower not more often than quarterly, and not less than 5 Business Days prior written notice of the proposed inclusion of Eligible New Equipment in the Borrowing Base (each such notice being an "Eligible New Equipment Advance Request"), which notice shall specify and include the following: (A) a list and description of the Eligible New Equipment (by model, make, manufacturer, serial number and/or such other identifying information as may be reasonably requested by Lender), (B) the date of purchase, (C) the Hard Costs and total purchase price for such Eligible New Equipment (and the terms of payment of such purchase price); and (D) such other information and documents as Lender may from time to time reasonably request with respect thereto; (ii) Lender shall have received (A) copies, or upon Lender's request, originals, of all agreements, documents and instruments relating to the sale of the Eligible New Equipment to Borrower, including, without limitation, any purchase orders, invoices, bills of sale or similar documents, and (B) evidence satisfactory to Lender that the Eligible New Equipment has been received and installed by Borrower and is in good working order.

2.4           Payments; Prepayments.

(a)          Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made by means as directed by Lender from time to time or as otherwise specified in the applicable Cash Management Documents.

(b)          Payments by Account Debtors. Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce the outstanding Advances. If Borrower or any other Loan Party receives a payment of the Proceeds of Collateral directly, such Loan Party will promptly deposit the payment or Proceeds into the Collection Account. Until so deposited, Borrower and the other Loan Parties will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.

(c)          Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents or as otherwise agreed between Borrower and Lender, each payment shall be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and that portion of Borrower’s outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Advances resulting from the application of such payment to the outstanding Advances may be accompanied by an equal reduction in the amount of outstanding Accounts, in Lender’s Permitted Discretion.

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(d)          Application of Payments. All Collections and all Proceeds of Collateral received by Lender shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the outstanding Obligations in such manner as Lender shall determine in its discretion. After payment in full in cash of all Obligations, any remaining balance shall be transferred to the Designated Account or otherwise to such other Person entitled thereto under applicable law. Amounts collected by Lender from a Loan Party in relation to or for the account of Bank Product Obligations shall be remitted to the applicable Bank Product Provider.

(e)          Mandatory Prepayments. If, at any time, the Revolver Usage exceeds (A) the Borrowing Base or (B) the Maximum Revolver Amount, less Reserves (in accordance with Section 2.1(c)) at such time (such excess amount described in clauses (A) and (B) being referred to as the “Overadvance Amount”), then Borrower shall immediately upon demand, prepay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of the outstanding revolving loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrower shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.

2.5           [Intentionally Omitted]

2.6           Interest Rates: Rates, Payments, and Calculations.

(a)          Interest Rates. Except as provided in Sections 2.6(b) and 2.14, the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Applicable Margin.

(b)          Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date, at the discretion of Lender,

(i)          the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)         the Letter of Credit fee provided for in Section 2.12 shall be increased by three (3%) percentage points above the per annum rate otherwise applicable hereunder.

For avoidance of doubt, Lender may assess the Default Rate commencing on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default.

(c)          Payment. Except to the extent provided to the contrary in Section 2.12, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Expenses shall be due and payable, in arrears, on the first day of each month. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), all Lender Expenses (as and when accrued or incurred), and all fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products that Borrower has not otherwise made payment of or provided for) to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

(d)          Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

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(e)          Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Designated Account. Borrower agrees to establish and maintain one or more Designated Accounts, each in the name of Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the applicable Designated Account.

2.8           Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its Books in the name of Borrower (the “Loan Account”) in which will be recorded all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Lender for Borrower’s account, and all other payment Obligations hereunder or under the other Loan Documents and to the extent payment is charged to the Loan Account, for payments under Bank Product Agreements, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.5, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account. All monthly statements delivered by Lender to Borrower regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, shall be subject to subsequent adjustment by Lender but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.9           Maturity Termination Dates. Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) November 6, 2017 (the “Maturity Date”) or (ii) the date Borrower terminates the Revolving Credit Facility, or (iii) the date the Revolving Credit Facility terminates pursuant to Sections 10.1 and 10.2 following an Event of Default (the earliest of these dates, the “Termination Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than any Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement).

2.10         Effect of Maturity. On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than any Hedge Obligations which shall be terminated in accordance with the applicable Hedge Agreement) shall immediately become due and payable without notice or demand and Borrower shall immediately repay all of the Obligations in full. No termination of the obligations of Lender (other than cash payment in full of the Obligations and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Lender shall, at Borrower’s expense, release or terminate any filings or other agreements that perfect Lender’s Liens in the Collateral, upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including any Hedge Obligations subject, however, to the next sentence) and completed performance by Borrower with respect to its other obligations under this Agreement (including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (ii) evidence that any obligation of Lender to make Advances to Borrower or provide any further credit to Borrower has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrower and each Loan Party relating to Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrower and each Guarantor to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrower to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender prior to releasing or terminating any filings or other agreements that perfect Lender’s Liens in the Collateral.

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2.11         Termination or Reduction by Borrower; Uncommitted Accordion.

(a)          Borrower may terminate the Credit Facility or reduce the Maximum Revolver Amount at any time prior to the Maturity Date, if it (i) delivers a notice to Lender of its intentions at least 30 days prior to the proposed action, (ii) pays to Lender the applicable termination fee, reduction fee or prepayment fee set forth in Schedule 2.12, and (iii) pays the Obligations (other than any outstanding Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement) in full or down to the reduced Maximum Revolver Amount, as applicable. Any reduction in the Maximum Revolver Amount shall be in multiples of $100,000, with a minimum reduction of at least $1,000,000. Each such termination, reduction or prepayment shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased.

(b)          The applicable termination fee, reduction fee and prepayment fee set forth in Schedule 2.12 shall be presumed to be the amount of damages sustained by Lender as a result of an early termination, reduction or prepayment, as applicable and Borrower agrees that it is reasonable under the circumstances currently existing (including the borrowings that are reasonably expected by Borrower hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder). In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 9.4 and 9.5 hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral during an Insolvency Proceeding. The early termination fee, reduction fee and prepayment fee, as applicable, provided for in Schedule 2.12 shall be deemed included in the Obligations.

(c)          At any time after the Closing Date, Borrower, by written notice to Lender (a “Borrowing Increase Request”), may elect to request a single increase to the Maximum Revolver Amount in minimum increments of $1,000,000, not to exceed $10,000,000 in the aggregate, and such request may be granted by Lender in its sole discretion, so long as (i) no Default or Event of Default exists at the time of the request, or will exist after giving effect to such request, (ii) Borrower pays the one-time Uncommitted Accordion Activation Fee of $50,000, (iii) Lender, in its sole discretion, elects to grant such increase, and (iv) Borrower satisfies any conditions to such increase that are imposed by Lender in its sole discretion. Any increased Maximum Revolver Amount approved by Lender, and all Advances thereunder, shall be subject to all terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the Guaranties.

2.12         Fees. Borrower shall pay to Lender the fees set forth on Schedule 2.12 attached hereto.

2.13         Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Lender agrees to issue the requested Letter of Credit (or, if applicable, to amend, renew or extend any Letter of Credit) for the account of Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Lender via tele facsimile, or other electronic method of transmission reasonably acceptable to Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances, and any such Letter of Credit Agreements shall control with respect to each Letter of Credit issued thereunder to the extent of any inconsistency with this Agreement. Lender’s records of the content of any such request will be conclusive.

(b)          Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit if, after giving effect to the requested issuance, amendment, renewal, or extension, the Letter of Credit Usage would exceed the lesser of: (i) the Borrowing Base at such time less the outstanding amount of Advances at such time, or (ii) $10,000,000.

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(c)          Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

(d)          Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date. If Lender makes a payment under a Letter of Credit, Borrower shall pay Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section 2.13) and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Advance.

(e)          Borrower agrees to indemnify, defend and hold harmless Lender (including its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of: (i) any Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit; (iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person; (ix) Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or (x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.13(e). If and to the extent that the obligations of Borrower under this Section 2.13(e) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f)          The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Lender shall be deemed to have acted with due diligence and reasonable care if Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.13(d), plus interest at the rate then applicable to Advances hereunder. Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.

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(g)          Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Lender at least 15 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(h)          Borrower’s reimbursement and payment obligations under this Section 2.13 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Lender or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.13(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 2.13(f) above, the foregoing shall not release Lender from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Lender arising under, or in connection with, this Section 2.13 or any Letter of Credit.

(i)          Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Lender’s rights and remedies against Borrower and the obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

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(j)          Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time imposed by, and any and all expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated Person relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignment of proceeds, amendments, drawings, renewals or cancellations), shall be non-refundable Lender Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Lender.

(k)          If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto): (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or (ii) there shall be imposed on Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.13(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.13(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)           Unless otherwise expressly agreed by Lender and Borrower, when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each commercial Letter of Credit.

(m)          In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.

2.14         Illegality; Impracticability; Increased Costs. In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrower and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (ii) Borrower shall not be entitled to elect Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

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2.15         Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for lenders, banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction on return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.          SECURITY INTEREST.

3.1           Grant of Security Interest. Borrower and each Loan Party hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Borrower’s and Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Following request by Lender, Borrower and each Loan Party shall grant Lender a Lien and security interest in all Commercial Tort Claims that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower or any other Loan Party to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower due to the existence of such Insolvency Proceeding.

3.2           Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower and each other Loan Party shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release Borrower or any other Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower or any other Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3           Assignment of Insurance. As additional security for the Obligations, Borrower and each other Loan Party hereby assigns to Lender for the benefit of Lender and each Bank Product Provider all rights of Borrower and such Loan Party under every policy of insurance covering the Collateral and all other assets and property of Borrower and each other Loan Party (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Borrower and each other Loan Party hereby directs the issuer of each policy to pay all such monies directly and solely to Lender. At any time, whether or not a Default or Event of Default shall have occurred, Lender may (but need not), in Lender’s or Borrower’s or any other Loan Party’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Lender, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Lender and, as determined by Lender in its Permitted Discretion, may be applied to prepayment of the Obligations or disbursed to Borrower under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

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3.4           Financing Statements. Borrower and each other Loan Party authorizes Lender to file financing statements describing Collateral to perfect Lender’s and each Bank Product Provider’s Security Interest in the Collateral, and Lender may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Borrower and each other Loan Party and are hereby ratified.

3.5           Release of Collateral. Upon the closing of the Permitted Foreign Subsidiary Reorganization, certain of the Foreign Located Assets of one or more of the Loan Parties included in Collateral will be transferred from branches of such Loan Party in a foreign jurisdiction to a Foreign Subsidiary of such Loan Party, whereupon such assets and properties will be deemed to be excluded from the Collateral, automatically and without the need for any further action.

4.          CONDITIONS.

4.1           Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B.

4.2           Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)          the representations and warranties of Borrower and each other Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date); and

(b)          no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

Any request for an extension of credit shall be deemed to be a representation by Borrower and each other Loan Party that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.

4.3           Conditions Subsequent. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Exhibit C (the failure by Borrower or any other Loan Party to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, Borrower, and each other Loan Party makes the representations and warranties to Lender set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

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6.	AFFIRMATIVE COVENANTS.

Borrower and each other Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, Borrower and each other Loan Party shall and shall cause their respective Subsidiaries to comply with each of the following:

6.1           Financial Statements, Reports, Certificates. Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, Borrower agrees that no Loan Party or domestic Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications following prior notice to Lender.

6.2           Collateral Reporting. Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, Borrower agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

6.3           Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, each Loan Party and any domestic Subsidiary shall at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, contracts, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses, contracts, or permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender; provided that Borrower delivers at least ten (10) days prior written notice to Lender of the election of such Loan Party or such Subsidiary not to preserve any such right or franchise, contract, license or permit.

6.4           Maintenance of Properties. Maintain and preserve all of its assets, including, without limitation, Eligible Existing Equipment and Eligible New Equipment, that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases and licenses to which it is a party as lessee or licensee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5           Taxes.

(a)          Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, and (ii) any such Lien is at all times subordinate to Lender’s Liens.

(b)          Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party and its Subsidiaries have made such payments or deposits.

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6.6           Insurance. At Borrower’s expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses, including, without limitation, the insurance coverage set forth in Schedule 6.6. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender for the benefit of Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement acceptable to Lender and are to contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to Lender, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Lender prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7           Inspections, Exams, Collateral Exams and Appraisals. Permit Lender and each of Lender’s duly authorized representatives to visit any of its properties, or cause any other Person to allow Lender to visit any such Person’s property on which any Collateral is located, and inspect any of any Loan Party’s assets or Books and Records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its Books and Records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

6.8           Account Verification. Permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of Lender, each Loan Party shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.

6.9           Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, subject to Loan Parties’ right to engage in a Permitted Protest.

6.10         Environmental.

(a)          Keep any property either owned or operated by Borrower or any other Loan Party free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, subject to Loan Parties’ right to engage in a Permitted Protest so long as, in the case of an Environmental Lien that has become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Environmental Lien(s), and (ii) any such other Lien is at all times subordinate to Lender’s Liens;

(b)          Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, subject to Loan Parties’ right to engage in a Permitted Protest;

(c)          Promptly notify Lender of any release of which Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any other Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(d)          Promptly, but in any event within 5 Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its domestic Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its domestic Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority located in the United States or Canada.

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6.11         Disclosure Updates.

(a)          Promptly and in no event later than 5 Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify Lender:

(i)          if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;

(ii)         of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than 5 days after service of process with respect thereto on any Loan Party or any of its Subsidiaries;

(iii)        of (i) any disputes or claims by Borrower’s or any other Loan Party’s customers exceeding $100,000 individually or $250,000 in the aggregate during any fiscal year; or (ii) Goods returned to or recovered by Borrower outside of the ordinary course of business, with a fair market value exceeding $100,000 individually or $250,000 in the aggregate;

(iv)        of any material loss or damage to any Collateral or any substantial adverse change in the Collateral;

(v)         of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change;

(vi)        of any disputes or claims by Borrower’s or any other Loan Party’s subcontractors exceeding $100,000 individually or $250,000 in the aggregate during any fiscal year; or

(vii)       of any Default or Event of Default under the Noteholder Agreements.

(b)          Immediately upon obtaining knowledge thereof or after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

(c)          Upon request of Lender, each Loan Party shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12         Collateral Covenants. The covenants in this Section 6.12 shall apply to all Collateral other than Foreign Located Assets, except as expressly provided below. For clarification purposes, the covenants in this Section 6.12 shall not apply to Assets that have been transferred in accordance with the terms of this Agreement as part of any Permitted Foreign Subsidiary Reorganization and shall not apply to any Assets of Foreign Subsidiaries of the Loan Parties owned by such Foreign Subsidiaries on the Closing Date or otherwise not constituting Lender’s Collateral.

(a)          Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $250,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Loan Parties shall promptly (and in any event within 3 Business Days after receipt thereof), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Liens is dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within 3 Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender, together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things deemed necessary or desirable by Lender to enhance, perfect and protect Lender’s Liens therein; provided, that this Section 6.12(a) shall not apply to any Investment Related Property evidenced by documents or instruments in the possession of the Noteholder Collateral Agent and subject to the Intercreditor Agreement.

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(b)          Chattel Paper.

(i)          Promptly (and in any event within 3 Business Days) after request by Lender, each Loan Party shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $250,000; and

(ii)         If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Lender.”

(c)          Control Agreements.

(i)          Except for Permitted Foreign Deposit Accounts, each Loan Party shall obtain a Control Agreement from each bank (other than Lender) maintaining a Deposit Account for such Loan Party;

(ii)         Upon the occurrence of an Event of Default, each Loan Party following the request of Lender, shall (i) obtain a Control Agreement from each bank (other than Lender) maintaining a Permitted Foreign Deposit Account for such Loan Party, or (ii) to the extent permitted by applicable law, close any Permitted Foreign Deposit Account and transfer all funds in such account to the Designated Account.

(iii)        Except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any such Loan Party; and

(iv)        Except to the extent otherwise provided by Section 7.11, each Loan Party shall cause Lender to obtain “control,” as such term is defined in the Code, with respect to all of such Loan Party’s investment property; provided, that this Section 6.12(c)(iv) shall not apply to any investment property evidenced by documents or instruments in the possession of the Noteholder Collateral Agent, and subject to the Intercreditor Agreement.

(d)          Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $250,000 or more in the aggregate, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 3 Business Days after becoming a beneficiary), notify Lender thereof and, promptly (and in any event within 3 Business Days) after request by Lender, enter into a tri-party agreement with Lender and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Collection Account unless otherwise directed by Lender, all in form and substance satisfactory to Lender.

(e)          Commercial Tort Claims. If the Loan Parties (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $250,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 3 Business Days of obtaining such Commercial Tort Claim), notify Lender upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within 3 Business Days) after request by Lender, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim, which Commercial Tort Claim shall not be subject to any other Liens;

(f)          Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $250,000, if any Account or Chattel Paper of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within 3 Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within 3 Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender, for the benefit of Lender and each Bank Product Provider, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

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(g)          Intellectual Property.

(i)          Upon the request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to Lender one or more Copyright Security Agreements (if such Loan Party owns any Copyrights) or Patent and Trademark Security Agreements (if such Loan Party owns any Patents or Trademarks) to further evidence Lender’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights (if any), and the General Intangibles of such Loan Party relating thereto or represented thereby;

(ii)         Each Loan Party shall have the duty, exercised in a commercially reasonable manner in the reasonable business judgment of such Loan Party, with respect to Intellectual Property that is necessary in the conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of Intellectual Property rights created or developed and obligations of confidentiality. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Loan Party’s or domestic Subsidiary’s business;

(iii)        Each Loan Party acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Loan Party and shall be chargeable to the Loan Account;

(iv)        Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and

(v)         No Loan Party shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of such Loan Party thereunder) to Lender (and any transferees of Lender).

(h)          Investment Related Property.

(i)          Upon the occurrence and during the continuance of an Event of Default, following the request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property (other than any Investment Related Property evidenced by documents or instruments in the possession of the Noteholder Collateral Agent and subject to the Intercreditor Agreement) that are received by any Loan Party shall be held by such Loan Party in trust for the benefit of Lender segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to Lender in the exact form received; and

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(ii)         Except for Foreign Located Assets, each Loan Party shall cooperate with Lender in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.

(i)          [Intentionally Omitted]

(j)          Controlled Accounts.

(i)          Within 60 days following the Closing Date (the “Cash Management Transition Period”), each Loan Party shall establish and maintain at Lender all Cash Management Services, including all deposit accounts and lockbox services; provided, however, that (A) each Loan Party may maintain Permitted Foreign Deposit Accounts, (B) Borrower may maintain deposit account no. 827012667 (“Controlled Account”) with HSBC USA NA (the “Controlled Account Bank”), provided that (x) such account complies with Section 6.12(c)(i), and (y) the amount on deposit in such account shall not exceed $50,000 at any time; and (C) this subparagraph (i) shall not apply to any Loan Party that does not maintain any deposit accounts at any banking institution. Such Cash Management Services maintained by Loan Party shall be of a type and on terms reasonably satisfactory to Lender;

(ii)         During the Cash Management Transition Period and thereafter, each Loan Party shall take reasonable steps to ensure that all of the Account Debtors (excluding Foreign Account Debtors) of each Loan Party forward payment of the amounts owed by them directly to the Collection Account and deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by Account Debtors to Borrower but excluding Collections from Foreign Account Debtors) into the Collection Account; and

(iii)        During the Cash Management Transition Period (except to the extent provided in Exhibit C hereto), Loan Parties maintaining any deposit account other than Permitted Foreign Deposit Accounts shall maintain Control Agreements with the applicable Controlled Account Bank, in form and substance reasonably acceptable to Lender. Each such Control Agreement shall provide, among other things, that (A) the Controlled Account Bank will comply with any instructions originated by Lender directing the disposition of the collected funds in such Controlled Account without further consent by Loan Parties, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) the Controlled Account Bank will forward, by daily standing wire transfer, all amounts in the applicable Controlled Account to the Collection Account or such other account as directed by Lender.

(iv)        Notwithstanding anything to the contrary herein, all deposit accounts of the Loan Parties other than the Controlled Account shall be maintained with Lender within 30 days following the Permitted Foreign Subsidiary Reorganization.

(k)          Motor Vehicles; Vessels; Titled Goods. Promptly (and in any event within 3 Business Days) after (i) request by Lender with respect to (x) any titled Equipment or (y) Equipment used in Loan Parties’ Alaska Operations that is not susceptible to perfection by the filing of a financing statement pursuant to Code Section 9-311 (“Preempted Perfection Equipment”), (ii) the Value of any titled Equipment or Preempted Perfection Equipment exceeds $100,000 individually or all such Equipment exceeds $500,000 in the aggregate, or (iii) the occurrence of a Default or an Event of Default, each Loan Party owning such Equipment shall deliver to Lender, (x) an original certificate of title or similar document issued by the applicable Governmental Authority for each such Equipment titled under state law, together with a signed title application naming Lender as first lien holder with respect to such Equipment and will cause such title certificates to be filed (with Lender’s Lien noted thereon) in the appropriate filing office, and (y) a similar perfection instrument for any Preempted Perfection Equipment, including a signed preferred ship mortgage for any federally registered vessel.

(l)          Deposit Accounts. Unless Lender agrees otherwise in writing, each Loan Party agrees not to withdraw any funds from any Deposit Account pledged to Lender pursuant to this Agreement except for (i) the Designated Account, (ii) any Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of Borrower or any Loan Party or any of their respective Subsidiaries, and (iii) funds withdrawn from Permitted Foreign Deposit Accounts for payment of expenses incurred outside of the United States by a Loan Party in the ordinary course of business or for transfer to the Designated Account.

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6.13         Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.1, provide Lender with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate, and (c) at the request of Lender, a “no-offset” letter in form and substance reasonably acceptable to Lender from each customer of any Loan Party which is a party to any Material Contract. Borrower and each other Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations thereunder.

6.14         Location of Inventory, Equipment and Books. Each Loan Party shall keep its Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of each Loan Party and each of its domestic Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate and keep the chief executive office of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that, so long as no Event of Default has occurred and is continuing, each Loan Party may (a) move Equipment to and from and keep Equipment at any domestic location accessible by a Loan Party without restriction and owned, leased or licensed by a Loan Party’s customer(s) to the extent necessary for such Loan Party’s provision of services to such customer, and so long as such Loan Party timely reports the presence of such Equipment at such new location pursuant to Schedule 6.2, and further subject to Lender’s right to require a Collateral Access Agreement with respect thereto upon the occurrence of an Event of Default; (b) move Equipment with an aggregate Value then equivalent to up to 25% of the aggregate Value of all Eligible Equipment and Foreign Ineligible Equipment to a location outside the United States to the extent necessary for a Loan Party’s provision of services to a customer in such location, and so long as such Loan Party timely reports the presence of such Equipment at such new location pursuant to Schedule 6.2, and (c) amend Schedule 5.29 to the Information Certificate so long as such amendment occurs by the next monthly update delivered to Lender following the date on which such Inventory, Equipment or Books are moved to such new location, and so long as, at the time of such written notification, the applicable Loan Party or Subsidiary provides Lender a Collateral Access Agreement with respect thereto if such location is not owned by such Loan Party and the value of the Inventory, Equipment or books exceeds $250,000.

6.15         Further Assurances.

(a)          At any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets that constitutes Collateral of each Loan Party under applicable Legal Requirements in the United States (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents, such Borrower and such other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and each other Loan Party other than Excluded Property (but including Pledgor Foreign Property and ABL Lender Permitted Collateral).

(b)          Borrower and each other Loan Party authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and such Loan Party will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby under applicable Legal Requirements in the United States.

(c)          Borrower and each other Loan Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Borrower and each other Loan Party also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction.

(d)          Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.

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6.16         Noteholders. With respect to the Noteholders and Noteholder Agreements, the Loan Parties shall (a) provide Lender with copies of any proposed amendments to the Noteholder Agreements before any such amendments are executed, (b) provide Lender with copies of any default notices or other material notices or communications received from the Noteholders or in connection with the Noteholder Agreements, and (c) upon knowledge thereof, advise Lender of any circumstance that Loan Parties anticipate will result in a default or event of default under the Noteholder Agreements.

7.	NEGATIVE COVENANTS.

Borrower and each Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, neither Borrower nor any other Loan Party will do, nor will Borrower or any other Loan Party permit any of their domestic Subsidiaries to do any of the following:

7.1           Indebtedness.

(a)          Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

(b)          Incur any Permitted Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of a Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Borrower solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with Section 7.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to Section 7.1(a), Borrower will be permitted to classify and divide such item of Indebtedness on the date of its incurrence, and later reclassify and redivide all or a portion of such item of Indebtedness among any one or more of such clauses and/or Section 7.1(a), in any manner that complies with Section 7.1. Indebtedness under this Agreement will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness. For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that any Loan Party may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. In determining the amount of Indebtedness outstanding, the outstanding amount of any particular Indebtedness of any Person shall be counted only once.

7.2           Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any (a) Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; or (b) Lien of any subcontractor of Borrower or any other Loan Party on the assets of any customer of Borrower or any other Loan Party, unless, and to the extent, such subcontractor Lien is discharged, satisfied, vacated, bonded, or stayed within seven (7) days thereof.

7.3           Restrictions on Fundamental Changes.

(a)          Other than in order to consummate any Permitted Foreign Subsidiary Reorganization, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided that Borrower must be the surviving entity of any such merger to which it is a party, and (ii) any merger between any Loan Party’s Subsidiaries that are not Loan Parties.

(b)          Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Lender) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.

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(c)          Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

(d)          Other than in order to consummate any Permitted Foreign Subsidiary Reorganization, form or acquire any (i) direct Subsidiary, (ii) indirect Subsidiary in the United States, or (iii) indirect Subsidiary in a Foreign Jurisdiction unless Loan Parties provide Lender with written notice of the formation of such indirect Subsidiary in a Foreign Jurisdiction within ten (10) days after such formation and provide Lender with copies of all organizational and formation documents related thereto as Lender may request in its Permitted Discretion.

7.4           Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Section 7.3 or Section 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.

7.5           Change of Name. Change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party, or, other than in order to consummate any Permitted Foreign Subsidiary Reorganization, change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party’s Subsidiaries.

7.6           Nature of Business. Make any change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Borrower or any other Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7           Prepayments. Except in connection with Refinancing Indebtedness permitted under the definition of Permitted Indebtedness,

(a)          optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, and (B) Permitted Indebtedness owing to a Loan Party provided that no Event of Default has occurred and is occurring, or would occur after giving effect to such payment,

(b)          make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(c)          make any payments on the Noteholder Obligations other than payments of regularly scheduled interest or any “Additional Interest” due on the Notes pursuant to Section 4(a) of the Registration Rights Agreement relating to the Notes.

7.8           Amendments. Directly or indirectly, amend, modify, or change any of the terms or provisions of

(a)          any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (i) the Obligations in accordance with this Agreement or a Bank Product Agreement, and (ii) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness;

(b)          any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender; or

(c)          the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender; or

(d)          the Noteholder Agreements, except as permitted by the Intercreditor Agreement and only if the effect thereof, either individually or in the aggregate, is not materially adverse to the interests of Lender and does not alter the payment terms of such agreement.

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7.9           Change of Control. Cause, permit, or suffer to exist, directly or indirectly, any Change of Control.

7.10         Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11         Investments; Controlled Investments.

(a)          Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)          Except as provided in Sections 6.12(j) and (l), Borrower and such other Loan Parties shall not establish or maintain any Deposit Account or Securities Account with a banking institution other than Lender.

(c)          Utilize (i) $13,000,000 of cash on deposit with Lender on the Closing Date, or (ii) any portion of the $13,000,000 prepaid or on deposit with Borrower’s supplier(s) of future Equipment that is refunded to Borrower as result of any cancellation or non-delivery of such Equipment, for any purpose other than the acquisition of Eligible New Equipment or the pledge of cash collateral to Lender.

7.12         Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, any other Loan Party or any of their Subsidiaries except for:

(a)          transactions contemplated by the Loan Documents or transactions (other than the payment of management, consulting, monitoring, or advisory fees) with any non-Loan Party Affiliates of any Loan Party in the ordinary course of business of such Loan Party, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;

(b)          so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, any customary indemnities provided for the benefit of directors (or comparable managers) of such Loan Party;

(c)          so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice;

(d)          transactions permitted by Section 7.3 or Section 7.17; and

(e)          Permitted Affiliate Transactions.

7.13         Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay fees, costs, and expenses, including Lender Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general corporate and working capital purposes including the purchase of Equipment (provided that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

7.14         Limitation on Issuance of Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by Borrower or other Loan Party, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its or their Stock.

7.15         Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.

7.16         Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate or except as otherwise permitted herein.

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7.17         Other Payments and Distributions. Except for Permitted Distributions, Loan Parties will not, and will not permit any of their domestic Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any other payment or distribution on account of any Loan Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Loan Party or any of its Subsidiaries), or to the direct or indirect holders of any Loan Party’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Prohibited Preferred Stock) of Parent);

(ii)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of any Loan Party;

(iii)        make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Loan Party that is contractually subordinated in right of payment to the Obligations of such Loan Party, as the case may be, except a payment of regularly scheduled interest or principal at the Stated Maturity thereof or otherwise to the extent permitted under any applicable subordination agreement, including, without limitation, the Intercompany Subordination Agreement; or

(iv)        make any Investment other than Permitted Investments, (all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”).

For purposes of determining compliance with this Section 7.17, if a Restricted Payment meets the criteria of more than one of the types of distributions described in clauses (a) through (d) of the definition of Permitted Distributions or this Section 7.17, Borrower, in its sole discretion, may divide or classify and from time to time divide, re-divide, classify and reclassify such Permitted Distributions among such clauses and/or paragraphs above in any manner in compliance with this Section 7.17.

7.18         Noteholder Agreements. With respect to the Noteholders and Noteholder Agreements, make any payment or perform any act to or for the benefit of Noteholders that is prohibited by the terms of the Intercreditor Agreement.

8.	FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and payment in full of the Obligations, Loan Parties will comply with the following financial covenants:

8.1           Minimum EBITDA.

(a)          Achieve EBITDA for Parent and its Subsidiaries as follows:

(i)          measured each month in calendar year 2014 on a calendar year basis of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$16,600,000	For the 10 month period ending October 31, 2014

$18,300,000	For the 11 month period ending November 30, 2014

$20,000,000	For the 12 month period ending December 31, 2014

(ii)         measured on a trailing twelve month basis commencing January, 2015 and each month thereafter, of at least $20,000,000;

provided, however $17,000,000 shall be added to Consolidated Net Income in the calculation of EBITDA for the month of July, 2014, to the extent such amount was deducted in the calculation of Consolidated Net Income for such month.

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(b)          Achieve EBITDA for Loan Parties’ Alaska Operations as follows:

(i)          measured each month in calendar year 2014 on a calendar year basis of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$6,700,000	For the 10 month period ending October 31, 2014

$7,300,000	For the 11 month period ending November 30, 2014

$8,000,000	For the 12 month period ending December 31, 2014

(ii)         measured on a trailing twelve month basis commencing January, 2015 and each month thereafter, of at least $8,000,000;

(c)          Notwithstanding the foregoing minimum EBITDA covenants, such covenants shall only be measured and applied for any fiscal month and the immediately preceding fiscal month in which the following events occur (the “EBITDA Covenant Threshold”): (i) Revolver Usage exceeds $5,000,000 at any time, or (ii) a Default or Event of Default occurs, or is continuing. The minimum EBITDA covenants shall continue to be tested for each fiscal month following the occurrence of the EBITDA Covenant Threshold until such EBITDA Covenant Threshold does not occur for an entire fiscal month.

8.2           Domestic Located Equipment. Maintain Domestic Located Equipment with an aggregate Value equivalent to 75% of the Value of all of Loan Parties’ Eligible Equipment plus Foreign Ineligible Equipment.

9.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1           If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

9.2           If any Loan Party or any of its Subsidiaries (other than its Foreign Subsidiaries):

(a)          fails to perform or observe any covenant or other agreement contained in any of (i) Sections 4.3, 6.1, 6.2, 6.3 (solely if any Loan Party or any of its Subsidiaries is not in good standing in its jurisdiction of organization), 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.5(b) 6.6, 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11, 6.12; 6.13 or 6.14, (ii) Section 7, (iii) Section 8, or (iv) the Intercreditor Agreement;

(b)          fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.7 (other than if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or Books or Records, examine and make copies of its Books or Records or disclose it affairs, finances and accounts with its officers and employees), 6.9, 6.10, and 6.15 and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender; or

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(c)          fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender;

9.3           If one or more judgments, orders, or awards for the payment of money in an amount in excess of $250,000 in any one case or in excess of $500,000 in the aggregate, (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.4           If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5           If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrower during such 60 calendar day period specified in subsection (c);

9.6           If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;

9.7           If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default in or an involuntary early termination of any Hedge Agreement to which a Loan Party or any of its Subsidiaries is a party, or (c) an Event of Default occurs under the Noteholder Agreements;

9.8           If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

9.9           If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

9.10         If this Agreement or any other Loan Document that purports to create a Lien on Collateral, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the ABL Priority Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a Permitted Foreign Subsidiary Reorganization;

9.11         If any event or circumstance occurs that Lender in its Permitted Discretion believes may impair the prospect of payment of all or part of the Obligations, or any Loan Party’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any Material Adverse Change;

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9.12         If any event or circumstance shall occur which, in the Permitted Discretion of Lender exercised in good faith, would be reasonably likely to cause Lender to suspect that any Loan Party has engaged in fraudulent activity with respect to the Collateral or other matters;

9.13         Any director, officer, or owner of at least 20% of the issued and outstanding ownership interests of a Loan Party is indicted for a felony offense under state or federal law, or a Loan Party hires an officer or appoints a director who has been convicted of any felony offense and Borrower does not cause such person’s connection to such Loan Party to be terminated within 30 days of obtaining knowledge of such conviction, or a Person becomes an owner of at least 20% of the issued and outstanding ownership interests of a Loan Party who has been convicted of any such felony offense;

9.14         If any Loan Party fails to pay any indebtedness or obligation owed to Lender or its Affiliates which is unrelated to the Credit Facility or this Agreement as it becomes due and payable or the occurrence of any default or event of default under any agreement between any Loan Party and Lender or its Affiliates unrelated to the Loan Documents, and such failure or default or event of default is not cured within any applicable cure period provided under such agreement and such default or event of default is continuing; or

9.15         The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

10.	RIGHTS AND REMEDIES.

10.1         Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)          declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents (including the Revolving Note) immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party;

(b)          declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances, extend any other credit hereunder or issue Letters of Credit;

(c)          give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;

(d)          in Lender’s name or in each Loan Party’s name, as such Loan Party’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of mail to any address designated by Lender, otherwise intercept mail, and receive, open and dispose of such Loan Party’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Loan Party’s account or forwarding such mail to such Loan Party’s last known address;

(e)          without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith, including, without limitation, the right, in Lender’s Permitted Discretion, through any Person or otherwise, to enter upon any job site and complete any portion of any of Borrower’s projects as Lender deems necessary to collect or realize on any Collateral; and

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(f)          exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, in the Intercreditor Agreement, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

10.2         Additional Rights and Remedies. Without limiting the generality of the foregoing, Borrower expressly agrees that upon the occurrence and during the continuation of an Event of Default:

(a)          Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Loan Parties to, and Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable. Borrower and each other Loan Party acknowledges and agrees that Borrower and each Loan Party’s Equipment is highly specialized and not widely marketable, and as such, Lender shall not be required to widely or generally advertise any private or public sale of such Equipment. Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Borrower and each other Loan Party agrees that any sale of Collateral to a counterparty to a Material Contract, or to a licensor pursuant to the terms of a license agreement between such licensor and Borrower or such other Loan Party, is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(b)          Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to any Loan Party’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender;

(c)          any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and

(d)          the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur Lender shall have the right to an immediate writ of possession without notice of a hearing. Lender shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such other Loan Party may have thereto or the right to have a bond or other security posted by Lender, and further agrees that, to the extent permitted by applicable law, such receiver may be granted the power to sell any Collateral, subject only to Lender’s rights therein. Borrower acknowledges that the nature of its business, which includes progress billing, technical contracts, and the use of Equipment in varied and remote locations, renders the appointment of a receiver reasonably necessary and, makes other remedies inadequate for the liquidation of the Collateral, to the extent Lender elects to proceed with such appointment.

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Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

10.3         Lender Appointed Attorney in Fact. Borrower and each other Loan Party hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of Borrower and such Loan Party and in the name of Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(i)          to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(ii)         to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(iii)        to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(iv)        to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;

(v)         to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(vi)        to take exclusive possession of all locations where Borrower or other Loan Party conducts its business or has rights of possession, without notice to or consent of Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(vii)       Lender shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and

(viii)      to the extent permitted by law, Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all commitments of Lender under this Agreement to provide extensions of credit are terminated and all Obligations have been paid in full in cash.

10.4         Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

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10.5         Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.1 or Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in such manner as Lender shall determine in its discretion and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law. For greater certainty, the acceleration of the Obligations under this Agreement shall in no way affect, terminate or accelerate the Hedge Obligations (which are governed by the terms of the applicable Hedge Agreement).

10.6         Marshaling. Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.

10.7         License. Borrower and each other Loan Party hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of Borrower and such Loan Party for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.

11.	WAIVERS; INDEMNIFICATION.

11.1         Demand; Protest; etc.Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default (except as expressly provided for herein or in any other Loan Document) or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by Lender on which Borrower or such other Loan Party may in any way be liable.

11.2         Lender’s Liability for Collateral. Borrower and each other Loan Party hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code and this Agreement, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower and such other Loan Parties.

11.3         Indemnification. Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, any Bank Product Agreement or the transactions contemplated hereby or thereby or the monitoring of compliance by Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any other Loan Party or any Subsidiary of Borrower or any other Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, neither Borrower nor any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower or such other Loan Party with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or tele facsimile. In the case of notices or demands to Borrower, any other Loan Party, or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower and/or any Guarantor:

SAEXPLORATION HOLDINGS, INC.

1160 Dairy Ashford, Suite 160

Houston, Texas 77079

Attention: Chief Financial Officer

Fax No. (281)258-4418

with courtesy copies to

(which shall not constitute

Notice for purposes of this

Section 12):

Strasburger & Price, L.L.P.

909 Fannin Street, Suite 2300

Houston, Texas 77010

Attention: Garney Griggs, Esq.

If to Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION

1300 SW 5th Ave. 6th Floor

Portland, OR, 97201

MAC P6101-068

Attn: SAExploration Relationship Manager

Fax No. (877)518-9602

Email: michael.white@wellsfargo.com

with courtesy copies to

(which shall not constitute

Notice for purposes of this

Section 12):

Lane Powell PC

1420 Fifth Avenue, Suite 4200

P.O. Box 91302

Seattle, WA 98111-9402

Attn: Gregory R. Fox, Esq.

Fax No. (206)223-7107

Email: foxg@lanepowell.com

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Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by Lender to Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF PORTLAND AND THE COUNTY OF MULTNOMAH, STATE OF OREGON; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH OTHER LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)          TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH OTHER LOAN PARTY, AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). BORROWER, EACH OTHER LOAN PARTY, AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)          NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER, OR ANY AFFILIATE OF LENDER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

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14.	ASSIGNMENTS; SUCCESSORS.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Borrower nor any other Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower nor any other Loan Party from its Obligations. Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by Borrower or any other Loan Party is required in connection with any such assignment or participation.

15.	AMENDMENTS; WAIVERS.

No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower or any other Loan Party of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.	TAXES.

(a)          All payments made by Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrower and each other Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein; provided, however, that neither Borrower nor Loan Parties shall be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower and each other Loan Party will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.

(b)          Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

17.	GENERAL PROVISIONS.

17.1         Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, each other Loan Party and Lender.

17.2         Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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17.5         Debtor-Creditor Relationship. The relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.6         Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by tele facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by tele facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.7         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any other Loan Party or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower or such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.

17.8         Confidentiality.

(a)          Lender agrees that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement or the Intercreditor Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 17.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document, and (xii) Noteholders, and Noteholders’ agents and representatives.

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(b)          Anything in this Agreement to the contrary notwithstanding, Lender may use the name, logos, and other insignia of the Loan Parties and the Maximum Revolver Amount provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

17.9         Lender Expenses. Borrower and each other Loan Party agrees to pay the Lender Expenses on the earlier of (a) the first day of the month following the date on which such Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender and Borrower and each other Loan Party agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations, provided that Loan Parties shall not be deemed in default for non-payment of such Lender Expenses unless such expenses remain unpaid following demand therefor.

17.10         Setoff. Lender may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Borrower or any Guarantor or any other Loan Party by Lender against any of the Obligations, whether or not due.

17.11         Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.

17.12         Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals, and Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

17.13         Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement or in this Agreement.

17.14         Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guaranties) granted to Lender subject to the Intercreditor Agreement and the right to share in and receive payments and collections of the Collateral and payments from Lender from amounts charged to the Loan Account or that are otherwise collected from the Loan Parties for the account of a Bank Product Provider as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any such Reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider (other than Lender in its capacity as lender hereunder) shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any other Loan Party.

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17.15         Intercreditor Agreement.

   (a)          Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent any provision of this Agreement or any other Loan Document conflicts with the terms of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall govern.

   (b)          Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Liens granted to Lender pursuant to this Agreement and the other Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement.

   (c)          It is agreed that any requirement to deliver possession of Collateral hereunder relating to Noteholder Priority Collateral shall be deemed satisfied upon receipt of such delivery by the Noteholder Collateral Agent to the extent required by the terms of the Intercreditor Agreement.

   (d)          The Loan Parties authorize Lender to communicate with the Trustee and Noteholder Collateral Agent under the Indenture, and any Person who is, or becomes a party to the Intercreditor Agreement, with respect to any matter, including, without limitation, the Obligations, Noteholder Obligations, Intercreditor Agreement, Loan Documents, Noteholder Agreements, and any other matter relating to, or arising out of such matters.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWER:

SAEXPLORATION, INC.

By:
Name: Brent Whiteley
Title: Chief Financial Officer
Federal Employer Identification No.
45-2959022
Organizational Identification No.
5009432 (Delaware)

OTHER LOAN PARTIES:

SAEXPLORATION HOLDINGS, INC.

By:
Name: Brent Whiteley
Title: Chief Financial Officer
Federal Employer Identification No.
27-4867100
Organizational Identification No.
4931384 (Delaware)

SAEXPLORATION SUB, INC.

By:
Name: Brent Whiteley
Title: Chief Financial Officer
Federal Employer Identification No.
46-4918859
Organizational Identification No.
5253643 (Delaware)

CREDIT AND SECURITY AGREEMENT

NES, LLC

By:
Name: Brent Whiteley
Title: Chief Financial Officer
Federal Employer Identification No.
27-5152915
Organizational Identification No.
110456 (Alaska)

SAExploration Seismic Services (US), LLC

By:
Name: Brent Whiteley
Title: Chief Financial Officer
Federal Employer Identification No.
90-0855057
Organizational Identification No.
5156435 (Delaware)

CREDIT AND SECURITY AGREEMENT

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: James B. Fisher
Title: Authorized Signatory

CREDIT AND SECURITY AGREEMENT

Schedule 1.1

a.            Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Lender Permitted Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Account” means an account (as that term is defined in Article 9 of the Code).

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Accounting Change” is defined in section b of this Schedule.

“Additional Documents” has the meaning specified therefor in Section 6.15(a).

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.12: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of the Board of Directors or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.

“Alaska Tax Credits” means any tax credit, refund or refund claim relating to Alaska Oil and Gas Production Tax Credits.

“Applicable Margin” means (a) three (3) percentage points when the Interest Rate is based on Daily Three Month LIBOR and (b) two (2) percentage points when the Interest Rate is based on the Prime Rate pursuant to Section 2.14.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Lender.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any of its/their Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or any of its/their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or any of its/their Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising and (b) all Hedge Obligations.

Schedule 1.1 Page 1

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to a Loan Party or any of its/ their Subsidiaries.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined it is necessary or appropriate to establish (based upon Lender’s reasonable determination of the credit and operating risk exposure to any Loan Party and its/their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means:

(a)          with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)          with respect to a partnership, the board of directors of a direct or indirect general partner of the partnership;

(c)          with respect to a limited liability company, the direct or indirect managing member or members or any controlling committee of managing members thereof; and

(d)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Books” means books and records (including Borrower’s or any other Loan Party’s Records indicating, summarizing, or evidencing Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, Borrower’s or such other Loan Party’s Records relating to Borrower’s or such other Loan Party’s business operations or financial condition, or Borrower’s or such other Loan Party’s Goods or General Intangibles containing such information).

“Borrower” means SAExploration, Inc., a Delaware corporation.

“Borrowing Increase Request” has the meaning specified in Section 2.11(c).

“Borrowing” means a borrowing consisting of Advances (i) requested by Borrower, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrower, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)          the lower of

(i)          $5,000,000, or

(ii)         85% of the amount of Eligible Accounts, plus

Schedule 1.1 Page 2

(b)          the lower of

(i)          $20,000,000, or

(ii)         the product of the Equipment Advance Rate times the Value of Eligible Equipment, less

(c)          $5,000,000, less

(d)          the aggregate amount of Reserves, if any, established by Lender.

“Borrowing Base Certificate” means a form of borrowing base certificate in form and substance acceptable to Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means:

(a)          in the case of a corporation, capital stock;

(b)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such entity;

(c)          in the case of a partnership or limited liability Borrower, partnership interests (whether general or limited) or membership interests; and

(d)          in the case of any other entity, any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity;

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guarantied by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guarantied by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by a Loan Party, which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Loan Party, and all replacement or successor agreements which govern such Cash Management Services of Lender.

Schedule 1.1 Page 3

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cash Management Transition Period” has the meaning specified in Section 6.12(j)(i).

“Change of Control” means that (a) at any time, SAExploration Holdings, Inc. shall fail to own one hundred percent (100%) of the Capital Stock of SAExploration Sub, Inc. entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of SAExploration Sub, Inc., (b) at any time, SAExploration Sub, Inc. shall fail to own one hundred percent (100%) of the Capital Stock of Borrower entitled to vote in the election of members of the Board of Directors of Borrower, (c) at any time, Borrower shall fail to own one hundred percent (100%) of the Capital Stock of each of NES, LLC and SAExploration Seismic Services (US), LLC entitled to vote in the election of members of the Board of Directors of such Loan Parties, (d) Permitted Holders fail to own and control, directly or indirectly, 30%, or more, of the Stock of SAExploration Holdings, Inc. having the right to vote for the election of members of the Board of Directors, (e) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50%, or more, of the Stock of SAExploration Holdings, Inc. having the right to vote for the election of members of the Board of Directors, (f) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (g) Permitted Holders cease to be officers of Borrower and SAExploration Holdings, Inc.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Claim” is defined in Section 13(c).

“Closing Date” means November 6, 2014.

“Code” means the Oregon Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Oregon, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“Collateral” means all of Borrower’s and each Loan Party’s now owned or hereafter acquired:

(a)        Accounts;

(b)        Books;

(c)        Chattel Paper;

(d)        Deposit Accounts, including, without limitation, Permitted Foreign Deposit Accounts;

(e)        Goods, including Equipment;

(f)         General Intangibles, including, without limitation, Material Contracts, Intellectual Property and Intellectual Property Licenses;

(g)        Inventory;

(h)        Investment Related Property;

(i)         Negotiable Collateral;

(j)         Supporting Obligations;

(k)        Commercial Tort Claims;

Schedule 1.1 Page 4

(l)         money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee); and

(m)       all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any Excluded Property (but shall include the Proceeds and products of Excluded Property and each other item set forth in clause (m) above with respect to Excluded Property, in each case, to the extent that such Proceeds, products and other items do not themselves constitute Excluded Property) and shall include Pledgor Foreign Property and ABL Lender Permitted Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, vessel owner, consignee, or other Person in possession of, having a lease, permit, or license to access Real Property upon which any Collateral is located, having a Lien upon, or having actual or potential rights or interests in the Books, Equipment, Accounts or Inventory of any Loan Party or any of its Subsidiaries, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, vessel owner, consignee or other Person and in form and substance reasonably satisfactory to Lender.

“Collection Account” means the Deposit Account identified on Schedule A-1.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of Borrower to Lender.

“Confidential Information” has the meaning specified therefor in Section 17.8(a).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)          the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(b)          the Net Income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(c)          the cumulative effect of a change in accounting principles will be excluded.

Schedule 1.1 Page 5

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent, Borrower, or any other Loan Party on the Closing Date, and (b) any individual who becomes a member of the Board of Directors Parent, Borrower, or any other Loan Party after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent, Borrower or any Loan Party and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party or any Subsidiary of a Loan Party, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer, (with respect to uncertificated securities).

“Controlled Account” has the meaning specified therefor in Section 6.12(j)(ii).

“Controlled Account Bank” has the meaning specified therefor in Section 6.12 (j)(ii).

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.

“Credit Facility” means the Revolving Credit Facility.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Three Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective Interest Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the operating Deposit Account of Borrower at Lender identified on Schedule D-1.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Lender with respect to Borrower’s Accounts, by (b) Borrower’s billings with respect to Accounts.

“Dilution Reserve” means, as of any date of determination, the difference between (i) the dollar amount of Eligible Accounts calculated at the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base and (ii) the dollar amount of Eligible Accounts calculated by reducing the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“Domestic Located Equipment” means Eligible Equipment owned by a Loan Party in the possession, custody or control of such Loan Party in the State of Alaska.

Schedule 1.1 Page 6

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBITDA” means, with respect to any specified Person for any fiscal period, the Consolidated Net Income (or loss), of Parent and its Subsidiaries (including Borrower), minus extraordinary gains, interest income, non-cash income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus non-cash expenses related to the change in the fair value of notes payable to former stockholders of SAExploration Sub, Inc. for such period to the extent such expenses were deducted in computing Consolidated Net Income for such period, plus non-cash extraordinary losses, Interest Expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“EBITDA Covenant Threshold” has the meaning given in Section 8.1.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:

(a)          Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days from the original due date;

(b)          Accounts with selling terms of more than 30 days;

(c)          Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clauses (a) or (b) above or clauses (i) or (s) below;

(d)          Accounts with respect to which the Account Debtor is an Affiliate, agent or equity owner of any Loan Party or an employee or agent of any Loan Party or any Affiliate of such Loan Party;

(e)          Accounts in which any Affiliate or other Person claims an interest or Accounts arising out of a contract in which an Affiliate or other Person claims an interest;

(f)           Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guarantied sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(g)          Accounts that are not payable in Dollars, are due from Foreign Account Debtors, or which otherwise arise out of services performed outside the United States;

(h)          Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (excluding the Province of Quebec), or (ii) is not organized under the laws of the United States or any state thereof or Canada (excluding the Province of Quebec), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender, or (z) the Account is guarantied pursuant to an approved working capital guaranty from the Export-Import Bank of the United States in favor of Lender and acceptable to Lender in all respects in its Permitted Discretion;

(i)           Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States (exclusive of Accounts in which Borrower has complied to the satisfaction of Lender with such state’s statute, if any, comparable to the Assignment of Claims Act;

(j)           Accounts with respect to which the Account Debtor is a creditor of Borrower or any Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

Schedule 1.1 Page 7

(k)          That portion of Accounts which reflect a reasonable reserve for warranty claims or returns or amounts which are owed to account debtors, including those for rebates, allowances, co-op advertising, new store allowances or other deductions;

(l)           Accounts owing by a single Account Debtor or group of Affiliated Account Debtors (other than Apache, BP Exploration, Conoco, and Repsol) whose total obligations in each case owing to Borrower exceed fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by Apache, BP Exploration, Conoco, and Repsol which, in each case, exceed seventy-five percent (75%) of the aggregate amount of all otherwise Eligible Accounts, provided such Accounts which exceed such limits will be considered on a case by case basis (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction in the Permitted Discretion of Lender if the creditworthiness of such Account Debtor deteriorates;

(m)         Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(n)          Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(o)          Accounts representing credit card sales or “C.O.D.” sales;

(p)          Accounts that are not subject to a valid and perfected first priority Lien in favor of Lender or that are subject to any other Lien, unless such other Lien is a Permitted Lien and the holder of such Permitted Lien has entered into an intercreditor agreement with Lender reasonably acceptable to Lender;

(q)          Accounts that consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;

(r)           Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(s)          that portion of Accounts which represent finance charges, service charges, sales taxes, or excise taxes;

(t)           that portion of Accounts which has been restructured, extended, amended or otherwise modified;

(u)          bill and hold invoices, except those with respect to which Lender shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the Goods related thereto and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts hereunder;

(v)          Accounts which have not been invoiced;

(w)         Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office; and

(x)           Accounts or that portion of Accounts otherwise deemed ineligible by Lender in its Permitted Discretion.

Any Accounts which are not Eligible Accounts shall nonetheless constitute Collateral.

“Eligible Equipment” shall mean Eligible Existing Equipment and Eligible New Equipment.

“Eligible Existing Equipment” shall mean any Equipment owned by Borrower and, with respect to the “Mark Steven” vessel, owned by SAExploration Seismic Services (US), LLC, on or after the Closing Date, to the extent a Net Orderly Liquidation Value has been identified for such Equipment pursuant to an appraisal ordered by, prepared for, and issued to Lender, which is in good order, repair, operating and marketable condition (ordinary wear and tear excepted) and in each case acceptable to Lender in its Permitted Discretion, and shall not include:

Schedule 1.1 Page 8

(a)          Equipment at premises other than those owned or leased and controlled by Borrower, unless (i) Lender shall have entered into a Collateral Access Agreement with the owner or operator of such premises and shall have received such other documents, instruments and agreements as Lender may request, or (ii) (x) such premises is located at an Alaska location accessible by a Loan Party without restriction, that is owned, leased or licensed by a Loan Party’s customer(s), and (y) such Equipment is located at such premises for no longer than three (3) months and is necessary for a Loan Party’s provision of services to such customer;

(b)          Equipment that is subject to any Lien other than in favor of Lender, except for the junior Lien in favor of Noteholders to the extent subject to the terms of the Intercreditor Agreement;

(c)          Equipment located outside the United States, including, without limitation, any Foreign Located Asset until such Equipment becomes Domestic Located Equipment;

(d)          Equipment that is not subject to the first priority, valid and perfected security interest of Lender, including, without limitation, any Excluded Property;

(e)          damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrower’s business as presently conducted or Equipment which is obsolete or not currently saleable or has been removed from service.

(f)           Equipment that is not covered by “all risk” hazard insurance for an amount equal to its Value;

(g)          Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to Lender or any potential purchaser of such Equipment;

(h)          Equipment consisting of computer hardware, software, tooling, molds, or office equipment;

(i)           Equipment that is not in the actual possession of Borrower (either directly or through a bailee or agent of such Borrower);

(j)           Equipment that is in-transit to or from a domestic location of a Loan Party that is set forth on Schedule 5.29 to the Information Certificate), and in which Lender does not have at such time a valid, perfected first priority security interest;

(k)          Equipment on any maritime vessel unless such vessel owner is a party to a Preferred Ship Mortgage; or

(l)           Equipment otherwise deemed unacceptable by Lender in its Permitted Discretion.

“Eligible New Equipment” shall mean any Equipment acquired by Borrower on or after the Closing Date for which payment has been made in full, Borrower holds unconditional title, and which is in good order, repair, operating and marketable condition (ordinary wear and tear excepted), for which a Net Orderly Liquidation Value has not been identified pursuant to an appraisal ordered, received, and reviewed by Lender to its satisfaction, and in each case acceptable to Lender in its Permitted Discretion, and shall not include:

(a)          Equipment at premises other than those owned or leased and controlled by Borrower, unless (i) Lender shall have entered into a Collateral Access Agreement with the owner or operator of such premises and shall have received such other documents, instruments and agreements as Lender may request, or (ii) (x) such premises is located at an Alaska location accessible by a Loan Party without restriction, that is owned, leased or licensed by a Loan Party’s customer(s), and (y) such Equipment is located at such premises for no longer than three (3) months and is necessary for a Loan Party’s provision of services to such customer;

(b)          Equipment that is subject to any Lien other than in favor of Lender, except for the junior Lien in favor of Noteholders to the extent subject to the terms of the Intercreditor Agreement;

(c)          Equipment located outside the United States, including, without limitation, any Foreign Located Asset;

(d)          Equipment that is not subject to the first priority, valid and perfected security interest of Lender, including, without limitation, any Excluded Property;

Schedule 1.1 Page 9

(e)          damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrower’s business as presently conducted or Equipment which is obsolete or not currently saleable or has been removed from service.

(f)           Equipment that is not covered by “all risk” hazard insurance for an amount equal to its Value;

(g)          Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to Lender or any potential purchaser of such Equipment;

(h)          Equipment consisting of computer hardware, software, tooling, molds, or office Equipment;

(i)           Equipment this is not in the actual possession of Borrower (either directly or through a bailee or agent of such Borrower)

(j)           Equipment that is in-transit to or from a domestic location of a Loan Party that is set forth on Schedule 5.29 to the Information Certificate), and in which Lender does not have at such time a valid, perfected first priority security interest;

(k)          Equipment on any maritime vessel unless such vessel owner is a party to a Preferred Ship Mortgage;

(l)           Equipment qualifying as Eligible Existing Equipment; or

(m)         Equipment otherwise deemed unacceptable by Lender in its Permitted Discretion.

“Eligible New Equipment Advance Request” has the meaning specified therefor in Section 2.3(e).

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equipment Advance Rate” means (i) eighty-five percent (85%) on the Closing Date, less four and one quarter (4.25%) percentage points each fiscal quarter thereafter until such time as Lender orders, receives, and reviews to its satisfaction, a new appraisal identifying the then Net Orderly Liquidation Value of Eligible Equipment, (ii) upon Lender’s receipt and review to its satisfaction of a new appraisal identifying the then Net Orderly Liquidation Value of Eligible Equipment, eighty-five percent (85%), less four and one quarter (4.25%) percentage points each fiscal quarter thereafter until such time as Lender orders, receives, and reviews to its satisfaction, a new appraisal identifying the Net Orderly Liquidation Value of Eligible Equipment.

Schedule 1.1 Page 10

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), joint venture interests, or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of Property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of a Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 9.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations Borrower and its Subsidiaries aged in excess of 60 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means, as to any Loan Party, all Deposit Accounts used solely for (i) payroll and/or accrued employee benefits or (ii) employee benefit plans, to the extent Lender is not the depository bank thereof.

“Excluded Property” means:

(a)          all of any Loan Party’s right, title and interest in any leasehold or other non-fee simple interest in any Real Property of such Loan Party (whether leased or otherwise held on the date hereof or leased or otherwise acquired after the date hereof);

(b)          any permit or lease or license or any contractual obligation entered into by any Loan Party, (i) that prohibits or requires the consent of any Person other than Parent or any of its Affiliates as a condition to the creation by any Loan Party of a Lien on any right, title or interest in such permit, lease, license or contractual agreement or any Capital Stock or equivalent related thereto or (ii) to the extent that any Legal Requirement applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (i) and (ii), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other Legal Requirement;

(c)          all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(d)          fixed or capital assets owned by any Loan Party that are subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than Parent or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(e)          [Intentionally Omitted];

(f)           cash collateral pledged to a third-party to the extent permitted by this Agreement and the Noteholder Agreements, securing, in the case of letters of credit, an amount not to exceed the face amount of cash collateralized letters of credit for the benefit of any of the Loan Parties and, in the case of Hedging Obligations, not to exceed the amount of such Hedging Obligations; provided however, cash collateral pledged to Lender for letters of credit or Hedging Obligations shall not be deemed Excluded Property hereunder;

Schedule 1.1 Page 11

(g)         (i) the Equity Interests in the Kuukpik Joint Venture, (ii) any interest in any Equity Interests that is not directly owned by any Loan Party and (iii) any interest in any Equity Interests of any other joint venture, partnership or other entity that was or is existing (A) on the date hereof or (B) from and after the date hereof if such joint venture, partnership or other entity is not a Subsidiary of a Loan Party, in each case if and for so long as (x) the grant of a Lien with respect thereto is not permitted by the other partner, joint venture or joint venture partner, as applicable, and (y) the applicable Loan Party has used commercially reasonable efforts to obtain the right to grant a lien in such joint venture, partnership or other entity;

(h)          Equity Interests in excess of 65% of all outstanding voting Equity Interests of any Foreign Subsidiary;

(i)          any ABL Priority Collateral that has been released by Lender in accordance with this Agreement and the Intercreditor Agreement;

(j)          any Noteholder Priority Collateral that has been released by the Noteholders in accordance with the Noteholder Agreements and the Intercreditor Agreement;

(k)          the Excluded Accounts;

(l)          any property or assets owned at any time or from time to time by any Foreign Subsidiary; and

(m)          [Intentionally Omitted];

provided that notwithstanding anything to the contrary contained in clauses (a) through (l) above to the contrary, (a) Excluded Property shall not include any Proceeds of Property described in clauses (a) through (l) above (unless such proceeds are also described in such clauses), and (b) no property or assets that are subject to a Lien securing the Obligations, including, without limitation, Proceeds of Collateral in the form of Excluded Property, shall constitute Excluded Property so long as such Lien remains in effect; provided, further, that at such time as any of the foregoing Property no longer constitutes Excluded Property, such Property shall immediately constitute Collateral and a Lien on and security interest in and to all of the right, title and interest of the applicable Loan Party in, to and under such Property shall immediately attach thereto.

“Fixtures” means fixtures (as that term is defined in the Code).

“Foreign Account Debtors” means Account Debtors of Accounts due for goods or services provided in Foreign Jurisdictions on foreign projects and which do not qualify as Eligible Accounts.

“Foreign Ineligible Equipment” means Equipment owned by Loan Parties’ that would otherwise constitute Eligible Equipment but for the location of such Equipment outside the United States.

“Foreign Jurisdiction” means a jurisdiction that is not a federal, state, or local jurisdiction in the United States or any territories thereof.

“Foreign Located Assets” means the assets or properties of Borrower or any Loan Party that are located in a Foreign Jurisdiction on the Closing Date and at all times thereafter, and that were reported as such in financial statements provided to Lender on or before the Closing Date.

“Foreign Subsidiary” means a Subsidiary of a Loan Party domiciled and operating in a country other than the United States or Canada.

“Foreign Subsidiary Reorganization” means the transfer of any Loan Party’s Foreign Located Assets used in its operations in Foreign Jurisdictions, to one or more Foreign Subsidiaries wholly owned by a Loan Party to the extent permitted by the Noteholder Agreements.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

Schedule 1.1 Page 12

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means SAExploration Holdings, Inc., SAExploration Sub, Inc., NES, LLC, and SAExploration Seismic Services (US), LLC, and each of them is a “Guarantor.”

“Guaranty” means that certain general continuing guaranty, dated as of even date with this Agreement, executed and delivered by each Guarantor in favor of Lender in form and substance reasonably satisfactory to Lender and any other guaranty agreement delivered at any time by a Guarantor in favor of Lender, and all of such guaranties are, collectively, the “Guaranties”.

“Hard Costs" shall mean, with respect to the purchase by Borrower of an item of Eligible New Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, trade in allowances, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B) (A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising of any Loan Party or any of its/their Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.

Schedule 1.1 Page 13

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guarantying or intended to guaranty (whether directly or indirectly guarantied, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, the amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of Indebtedness, in the cause of any Indebtedness issued with original issue discount; (ii)         with respect to contingent obligations, the maximum liability upon the occurrences of the contingency giving rise to the obligation; (iii) with respect to Hedging Obligations, the net amount payable, if any, by the specified Persons if such Hedging Obligations terminated at that time due to default by such Person; (iv) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (1) the fair market value of such assets at the date of determination; or (2) the amount of such Indebtedness of the other Person; (v) the maximum amount Borrower and Loan Parties would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, any Preferred Stock; (vi) the amount of the liability in respect thereof determined in accordance with GAAP, in the case of Indebtedness issued at a price that is less than the principal amount thereof; and (vii) the principal amount of the Indebtedness, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the ABL Documents or the Noteholder Agreements as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indenture” means the Indenture dated as of July 2, 2014 for 10.000% Senior Secured Notes due 2019, by and among Borrower, the Guarantors, and U.S. Bank National Association as Trustee and Noteholder Collateral Agent.

“Indenture Security Agreement” means the Security Agreement as defined in the Indenture.

“Indenture Secured Parties” means the Secured Parties as defined in the Indenture Security Agreement.

“Information Certificate” means the Information Certificate completed and executed by the Loan Parties attached hereto as Exhibit E.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of Lender’s rights under the Loan Documents.

“Intercompany Canadian Note” means the Promissory Note dated December 5, 2012, issued by SAExploration (Canada) Ltd. to SAExploration, Inc. in the original principal amount of U.S. $50,000,000, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Indebtedness” means all Indebtedness between or among any one or more of Borrower, the Loan Parties, and any of their Subsidiaries.

“Intercompany Notes” means the Intercompany Canadian Note, the Intercompany Subordinated Note and any other intercompany notes now owned or hereafter acquired by any of the Loan Parties and all certificates, instruments or agreements evidencing the Intercompany Notes and such other intercompany notes, and all assignments, amendments, amendments and restatements, supplements, extensions, renewals, replacements or modifications thereof.

Schedule 1.1 Page 14

“Intercompany Subordinated Note “ means the Amended and Restated Global Intercompany Subordinated Note dated July 2, 2014, issued by the Loan Parties and each of their direct Subsidiaries, evidencing the intercompany Indebtedness among them from time to time and at any time outstanding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement” means an intercompany subordination agreement with respect to the Intercompany Subordinated Note and any other debt between or among any one or more of the Loan Parties and any of their Subsidiaries, dated as of even date with this Agreement, executed and delivered by each Loan Party, each of their Subsidiaries, Trustee, and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Intercreditor Agreement” means that certain Intercreditor Agreement between Lender and Trustee, as trustee and collateral agent for the Indenture Secured Parties, and acknowledged and consented to by the Loan Parties, of even date herewith.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries (including Borrower) for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate” means an interest rate equal to (i) Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, or (ii) the Prime Rate to the extent provided in Section 2.14 and following Lender’s notice as provided therein, which interest rate shall change whenever the Prime Rate changes.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guaranties, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $500,000 in the aggregate during any fiscal year of Borrower, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all other Equity Interests.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Kuukpik Joint Venture” means Kuukpik/SAExploration, LLC, an Alaska limited liability company and a joint venture between SAExploration, Inc. and Kuukpik Corporation.

“Legal Requirements” means, as to any Person, the organizational documents of such Person, and any governmental treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.

Schedule 1.1 Page 15

“Lender Expenses” means all (a) reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries [or any Guarantor] under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with any Loan Party or any of its Subsidiaries [or any Guarantor] under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out of pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) fees and expenses to initiate electronic reporting by Borrower to Lender, (g) reasonable out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of Lender related to any inspections, audits, examinations, or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party or any of its Subsidiaries, (i) Lender’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending the Loan Documents, (j) Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Representatives” has the meaning specified therefor in Section 17.8(a).

“Lender-Related Persons” means Lender, together with its Affiliates (including in their capacity as a Bank Product Provider) officers, directors, employees, attorneys, and agents.

“Lender’s Liens” mean the Liens granted by Borrower and the other Loan Parties to Lender for its benefit and for the benefit of any Bank Product Provider under the Loan Documents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.

“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrower agrees to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.

“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 110% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.13(e) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.13(e) of this Agreement.

Schedule 1.1 Page 16

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.8.

“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Cash Management Documents, the Guaranties, the Intercreditor Agreement, the Intercompany Subordination Agreement, the Letters of Credit, the Preferred Ship Mortgage,, the Revolving Note and any other note or notes executed by Borrower in connection with this Agreement and payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.

“Loan Management Service” means Lender’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.

“Loan Parties” means collectively, Borrower and each Guarantor and each of them is a “Loan Party”.

“Loan Parties’ Alaska Operations” means all assets of the Loan Parties’ located in Alaska on the Closing Date, and all operations of the Loan Parties performed in Alaska, as represented to Lender in the Loan Parties’ financial statements provided to Lender prior to the Closing Date.

“Lockbox” means “Lockbox” as defined and described in the Cash Management Documents.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or its Subsidiaries, or (d) any claim against any Loan Party or its Subsidiaries or written threat of material litigation which if determined adversely to any Loan Party or any of its Subsidiaries, would result in the occurrence of an event described in clauses (a), (b) or (c) above.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary), and, (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning specified therefor in Section 2.9.

“Maximum Revolver Amount” means $20,000,000, decreased or increased by permanent reductions or increases in such amount made in accordance with Section 2.11.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

Schedule 1.1 Page 17

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, as to Eligible Existing Equipment, at any time, the value of such Eligible Existing Equipment, determined on an orderly liquidation basis, reduced by commissions, fees, costs and expenses reasonably contemplated in connection with the liquidation thereof, as set forth in the most recent appraisal delivered, at the sole cost and expense of Borrower, to Lender, in form, scope, and methodology acceptable to Lender and performed by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is permitted to rely.

“Noteholder Agreements” means the Indenture, Indenture Security Agreement, Trademark Security Agreement, and all other documents and agreements executed of even date therewith, together with the Intercreditor Agreement, the Intercompany Subordination Agreement, the preferred ship mortgage of even date herewith in favor of the Trustee, the Control Agreements, and all other documents and agreements executed by Trustee and Loan Parties of even date therewith.

“Noteholder Collateral Agent” means U.S. Bank National Association, in its capacity as noteholder collateral agent under the Noteholder Agreements.

“Noteholders” means “Noteholders,” Indenture Secured Parties, and U.S. Bank National Association, as trustee and collateral agent for the “Noteholders,” all as defined in the Intercreditor Agreement.

“Noteholder Obligations” means the “Indenture Obligations” as defined in the Intercreditor Agreement.

“Noteholder Priority Collateral” means the “Notes Priority Collateral” as defined in the Intercreditor Agreement.

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Overadvance Amount” has the meaning specified therefor in Section 2.4(e).

“Parent” means SAExploration Holdings, Inc., the ultimate parent of Borrower.

“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Loan Party’s rights corresponding thereto throughout the world.

“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.

“PEP” means politically exposed party under OFAC.

“Permitted Affiliate Transactions” means the following:

Schedule 1.1 Page 18

(a)          any employment agreement, employee benefit plan, equity incentive plan, employee stock ownership plan, officer or director indemnification agreement, compensation agreement or arrangement, customary benefit programs or arrangements for employees, officers or directors (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans) or any similar agreement or arrangement authorized by the applicable Board of Directors and entered into by any Loan Party in the ordinary course of business and payments pursuant thereto;

(b)          payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of directors or officers of Loan Parties;

(c)          loans or advances to employees for employment-related expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding;

(d)          so long as no Event of Default has occurred and is continuing, and to the extent not otherwise prohibited by this Agreement, transactions between or among Loan Parties and/or their Subsidiaries;

(e)          [Intentionally Omitted];

(f)          any issuance of Equity Interests (other than Prohibited Preferred Stock) of Parent to Affiliates of Parent;

(g)          Permitted Investments; and

(h)          to the extent otherwise permitted, any transactions between Borrower or any Subsidiary of Borrower and any Person, a director of which is also a director of Borrower or a Subsidiary; provided that such director abstains from voting as a director of Borrower or the Subsidiary, as applicable, in connection with the approval of the transaction.

“Permitted Discretion” means a determination made in the exercise of the good faith judgment of Lender (from the perspective of a secured lender).

“Permitted Dispositions” means:

(a)          sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, provided that such Equipment is removed from the Borrowing Base at the time of such event;

(b)          sales of Inventory to buyers in the ordinary course of business;

(c)          the granting of Permitted Liens;

(d)          the making of a Permitted Distribution or other disposition that is expressly permitted pursuant to Section 7.17 of this Agreement;

(e)          the making of a Permitted Investment;

(f)           sales, leases, conveyances or other dispositions of assets between or among the Loan Parties so long as Lender is notified of such disposition;

(g)          the abandonment or relinquishment of assets, the waiver of contract rights or the settlement, release or surrender or contract, tort or other claims, in each case, in the ordinary course of business and in the exercise of reasonable business judgment;

(h)          dispositions pursuant to condemnation or similar involuntary dispositions initiated by a Governmental Authority for consideration;

(i)           the consummation of the Permitted Foreign Subsidiary Reorganization; and

(j)           the sale or other dispositions of Alaska Tax Credits in an arm’s length transaction for value as determined by the applicable Loan Party in its reasonable business judgment.

Schedule 1.1 Page 19

“Permitted Distributions” means, to the extent permitted by law, the following distributions or dividends:

(a)          [Intentionally Omitted];

(b)          [Intentionally Omitted];

(c)          so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Loan Party that is contractually subordinated to the Obligations with the net cash proceeds from or in exchange for a substantially concurrent incurrence of Refinancing Indebtedness;

(d)          the payment of any dividend (or, in the case of any partnership, limited liability company, or other Person, any similar distribution) by a Loan Party or a Subsidiary of any Loan Party to the holders of its Equity Interests on a pro rata basis; provided, however, that the payment of a dividend to SAExploration Holdings, Inc. or SAExploration Sub, Inc. shall only be permitted (i) in an amount not to exceed (x) the amount of payments permitted pursuant to Section 7.7(c), (y) fees and expenses described in subsection (b) of the definition of “Permitted Affiliate Transactions,” and (z) an amount not to exceed $50,000 per year, and (ii) so long as no Default or Event of Default shall have occurred and be continuing;

(e)          so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Loan Party or any Subsidiary of any Loan Party held by any current or former officer, director, consultant or employee of any Loan Party or any of such Loan Party’s Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, equity incentive plan or agreement or other similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any twelve month period;

(f)           so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of Equity Interests deemed to occur upon the exercise of stock options or other equity awards to the extent such Equity Interests represent a portion of the exercise price of those stock options or other equity awards and any repurchase or other acquisition of Equity Interests made in lieu of or to satisfy withholding or similar taxes in connection with any exercise or exchange of stock options, warrants, equity incentives, other equity awards or other rights to acquire Equity Interests;

(g)          [Intentionally Omitted];

(h)          so long as no Default or Event of Default shall have occurred and be continuing, payments of cash, dividends, distributions, advances or other Restricted Payments by any Loan Party or any Subsidiary of a Loan Party to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of warrants, stock options, awards under equity incentive plans or similar securities or (ii) the conversion or exchange of Capital Stock of any such Person or the conversion or exchange of Indebtedness of any such Person that is convertible into or exchangeable for Capital Stock of such Person; and

(i)           [Intentionally Omitted].

“Permitted Foreign Deposit Accounts” means any deposit account disclosed to Lender and held by any Loan Party on or before the date of any Permitted Foreign Subsidiary Reorganization, that is (a) maintained with a foreign depository bank, (b) subject to the laws of a Foreign Jurisdiction, (c) solely used for the deposit of receipts from operations performed in Foreign Jurisdictions and for the payment of operational expenses and payroll incurred in the ordinary course in Foreign Jurisdictions, and (d) closed within thirty (30) days following the Permitted Foreign Subsidiary Reorganization.

“Permitted Foreign Subsidiary Reorganization” means any Foreign Subsidiary Reorganization so long as:

(a)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Foreign Subsidiary Reorganization;

(b)           the currently contemplated Foreign Subsidiary Reorganization occurs on or before December 31, 2014;

(c)          no additional Indebtedness will be incurred, assumed, or would exist with respect to Borrower or any other Loan Party as a result of such Foreign Subsidiary Reorganization, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or any other Loan Party as a result of such Foreign Subsidiary Reorganization, other than Permitted Liens;

Schedule 1.1 Page 20

(d)           Borrower continues to own all of the Loan Parties’ Alaska Operations, including, without limitation, any asset included in the Borrowing Base at any time, after giving effect to the Foreign Subsidiary Reorganization; and

(e)           Borrower has provided Lender with written notice of the proposed Foreign Subsidiary Reorganization at least 15 days prior to the anticipated closing date of the proposed Foreign Subsidiary Reorganization and, not later than 5 days prior to the anticipated closing date of the proposed Foreign Subsidiary Reorganization, copies of the relevant agreements and other material documents relative to the proposed Foreign Subsidiary Reorganization, which agreements and documents must be reasonably acceptable to Lender.

“Permitted Holder” means any of (a) Jeff Hastings, Brian Beatty and Brent Whiteley, and (b) any Related Party thereof.

“Permitted Indebtedness” means:

(a)          Indebtedness evidenced by this Agreement or the other Loan Documents;

(b)          Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;

(c)          the incurrence by Borrower and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees issued under the Indenture, and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement (as defined in the Indenture), to the extent subject to the terms of the Intercreditor Agreement;

(d)          Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(e)          endorsement of instruments or other payment items for deposit;

(f)           the incurrence by any Loan Party or its/their Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s and its/their Subsidiaries’ operations and not for speculative purposes;

(g)          Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;

(h)          Indebtedness constituting Permitted Investments;

(i)           the incurrence by Borrower or any other Loan Party of Intercompany Indebtedness between or among Loan Parties and/or any of their Subsidiaries; provided, however, that:

(i)           such parties thereto are parties to the Intercompany Subordination Agreement;

(ii)          if any Loan Party is the obligor on such Indebtedness and the payee is not another Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due;

(iii)         any (aa) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Loan Party or Subsidiary of any Loan Party, or (bb) sale or other transfer of any such Indebtedness to a Person that is not a Loan Party or Subsidiary of a Loan Party will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Loan Party that was not permitted by this clause (i); and

(iv)        such Intercompany Indebtedness is permitted under the Noteholder Agreements;

(j)           the issuance by any Loan Party to Parent or any Loan Party to a Subsidiary of Permitted Preferred Stock; provided, however, that any:

(i)          subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than a Loan Party or Subsidiary of a Loan Party,

Schedule 1.1 Page 21

(ii)         sale or other transfer of any such Preferred Stock to a Person that is not either a Loan Party or Subsidiary of a Loan Party, or

(iii)        issuance prohibited by the Noteholder Agreements will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (j);

(k)          the Guaranty by any Loan Party of Indebtedness of a Loan Party or Subsidiary of a Loan Party that was permitted to be incurred by such Loan Party pursuant to Section 7.1 or another provision of this definition; provided that if the Indebtedness being guarantied is subordinated to or pari passu with the Obligations, then the Guaranty shall be subordinated or pari passu, as applicable, to other Indebtedness of the Guarantor to the same extent as the Indebtedness guarantied;

(l)           the incurrence by any Loan Party in the ordinary course of business of Indebtedness in favor of insurers, bond companies, and other direct counterparties in respect of workers' compensation claims, insurance contracts, self-insurance obligations, bankers' acceptances, performance and surety bonds and other similar guaranties of obligations not constituting Indebtedness;

(m)         the incurrence by a Loan Party or its Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution other than Lender of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is less than $100,000 and is covered within five Business Days following receipt by Loan Party or such Subsidiary of notice or such event;

(n)          the incurrence by any Loan Party of additional Indebtedness in an aggregate amount at any time outstanding, including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (n), not to exceed $10.0 million, provided that such Indebtedness is subject to a subordination agreement in form and substance acceptable to Lender;

(o)          the accrual of interest or dividends on Permitted Preferred Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Prohibited Preferred Stock; and

(p)          any Indebtedness equal to amounts advanced to a Loan Party in connection with the monetization of Alaska Tax Credits, in an amount not to exceed the amount of such Alaska Tax Credit(s), and secured exclusively by a Permitted Tax Credit Lien.

“Permitted Investments” means:

(a)          Investments in Cash Equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)          advances made in connection with purchases of Goods or services in the ordinary course of business;

(d)          Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1;

(e)          Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (f) of the definition of Permitted Indebtedness;

(f)          any Investment in Borrower or a Loan Party, provided that no Event of Default has occurred and is continuing;

(g)          any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any Loan Party, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

Schedule 1.1 Page 22

(h)          funds expended on goods, deposits, and related items in the ordinary course of business in connection with services to be provided by a Loan Party to its customer, and for which such customer is required to reimburse such Loan Party;

(i)           Investments in Foreign Subsidiaries as a result of a Permitted Foreign Subsidiary Reorganization; and

(j)           any Investment by any Foreign Subsidiary in any other Foreign Subsidiary or any Person, if as a result the Person becomes a Foreign Subsidiary or the Person is merged or consolidated with or into a transfer or conveyance of all or substantially all of its assets to, or is liquidated into, any Foreign Subsidiary.

“Permitted Liens” means

(a)          Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b)          Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Lender’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c)          judgment Liens and notices of lis pendens arising solely as a result of the existence of lawsuits, judgments, orders, or awards that do not constitute an Event of Default under Section 9.3, provides that adequate reserves have been made therefor;

(d)          Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(e)          the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(f)           purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g)          Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(h)          Liens securing the Notes, Exchange Notes (as defined in the Indenture), Noteholder Agreements, or Additional Notes (as defined in the Indenture) and Guaranties thereof, as permitted under and subject to the terms of the Intercreditor Agreement;

(i)           Liens in favor of any Loan Party on the assets of (i) any non-Loan Party, or (ii) a Loan Party if subject to a subordination and standstill agreement acceptable to Lender;

(j)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

(k)          Liens on amounts deposited to secure a Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance;

(l)           Liens on amounts deposited to secure a Loan Party’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(m)         bankers’ Liens and rights of setoff on any Permitted Foreign Deposit Account;

(n)          Liens on cash collateral for Hedging Obligations not to exceed the amount of such Hedging Obligations, to the extent such Hedging Obligations are permitted under the terms of this Agreement;

Schedule 1.1 Page 23

(o)         survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or improvements or accessions that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(p)         any extension, renewal or replacement, in whole or in part of any Lien described above in this definition of “Permitted Liens” (other than Liens described in clause (a) of this definition of “Permitted Liens”); provided that any such extension, renewal or replacement does not extend to any additional property or assets (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(q)         [Intentionally Omitted];

(r)          Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(s)          Liens encumbering deposits delivered to a Person to secure obligations arising from statutory, regulatory, contractual or warranty requirements incurred in the ordinary course of business;

(t)          Liens on the assets of any Foreign Subsidiary securing Indebtedness of any Foreign Subsidiary; and

(u)         any Permitted Tax Credit Lien.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Books and Records of such Borrower, such other Loan Party or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, Loan Party or Subsidiary, as applicable, in good faith, (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens, and (d) with respect to Liens of any Loan Party’s subcontractors and suppliers, the Lien does not constitute a default under the Material Contract between such Loan Party and its customer relating thereto.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Permitted Tax Credit Lien” means a Lien on the rights of any Loan Party in or to any Alaska Tax Credit to secure the Indebtedness described in subsection (p) of the definition of Permitted Indebtedness.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any of its Subsidiaries or any ERISA Affiliate.

“Pledgor Foreign Property” means any asset or property of the nature described in clause 13 of the definition of Excluded Property in the Intercreditor Agreement.

“Preempted Perfection Equipment” has the meaning specified therefor in Section 6.12(k).

“Preferred Ship Mortgage” means that certain Preferred Ship Mortgage executed by SAExploration Seismic Services (US), LLC in favor of Lender of even date herewith.

Schedule 1.1 Page 24

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.

“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, (c) Availability projections, and (d) cash flow statements, all prepared on a basis consistent with such Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“PTO” means the United States Patent and Trademark Office.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)          such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)          such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c)          if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)          the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

Schedule 1.1 Page 25

“Related Party” means:

(a)          any controlling stockholder, 80% or more (based on voting power) owned Subsidiary, or immediate family member (in the case of an individual) of a Person described in clause (a) of the definition of Permitted Holder; or

(b)          any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reserves” means, as of any date of determination, the sum of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base or the Maximum Revolver Amount to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets, business or prospects of a Borrower, any other Loan Party or the Collateral or its value or the enforceability, perfection or priority of Lender’s Liens in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to a Borrower or any other Loan Party delivered to Lender is incomplete, inaccurate or misleading in any material respect, plus (b) the Dilution Reserve and the Bank Product Reserve Amount.

“Restricted Payments” has the meaning specified therefor in Section 7.17(a)(iv).

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolving Credit Facility” means the revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrower and issues Letters of Credit for the account of Borrower.

“Revolving Note” means that certain Revolving Note of even date herewith executed by Borrower to evidence Borrower’s Obligation to repay Advances made under the Revolving Credit Facility.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Interest” has the meaning specified therefor in Section 3.1.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Schedule 1.1 Page 26

“Standard Letter of Credit Practice” means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.

“Stated Maturity” means, with respect to any installment of interest or principal of any Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude any tax imposed on the net income or net profits of Lender (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof in which Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender’s principal office is located in each case as a result of a present or former connection between Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

“Termination Date” has the meaning specified therefor in Section 2.9.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of each Loan Party’s rights corresponding thereto throughout the world.

“Trustee” means U.S. Bank National Association in its capacity as trustee under the Indenture.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Uncommitted Accordion Activation Fee” has the meaning specified therefor in Schedule 2.12.

“United States” means the United States of America.

“Unused Amount” has the meaning specified therefor in Schedule 2.12 of this Agreement.

Schedule 1.1 Page 27

“URL” means “uniform resource locator,” an internet web address.

“Value” means, as determined by Lender in good faith, (a) with respect to Eligible Existing Equipment, the Net Orderly Liquidation Value of such Equipment, and (b) with respect to Eligible New Equipment, the Hard Costs of such Equipment.

“Voidable Transfer” has the meaning specified therefor in Section 17.7.

b.             Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

c.            Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.

d.             Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Except as expressly provided otherwise herein, any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.

e.            Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Schedule 1.1 Page 28

Schedule 2.12

TO CREDIT AND SECURITY AGREEMENT

Borrower shall pay to Lender each of the following fees:

On the Closing Date:

Initial Origination Fee. A one-time origination fee of $100,000 which shall be fully earned and payable upon the execution of this Agreement.

Monthly:

(a)          Unused Fee. An unused line fee of one-half of one percent (.5%) per annum of the daily average of the Maximum Revolver Amount (as the same may have increased pursuant to the terms of this Agreement) reduced by outstanding Advances and Letter of Credit Usage (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(b)          Collateral Monitoring Fee. A collateral monitoring fee of $1,000 per month, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c)          Cash Management and Other Service Fees. Service fees to Lender for Cash Management Services provided pursuant to the Cash Management Documents, Bank Product Agreements or any other agreement entered into by the parties, including Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise) in the amount prescribed in Lender’s current service fee schedule.

(d)          Letter of Credit Fees. A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) which shall accrue at a rate equal to 3% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the first day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

Annually:

(a)          Facility Fee. A facility fee of $50,000, which facility fee will be fully earned and payable annually on each anniversary of the Closing Date, commencing November 6, 2015. The facility fee will not be pro-rated upon any early termination of this Agreement.

Upon demand by Lender or as otherwise specified in this Agreement:

(a)          Collateral Exam Fees, Costs and Expenses. Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams or inspections (which fees are currently $1,080 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection. Applicable fees related to electronic collateral reporting will also be charged.

(b)          Appraisal Fees, Costs and Expenses. Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender.

(c)          Termination, Reduction and Prepayment Fees. If (i) Lender terminates the Revolving Credit Facility after the occurrence of an Event of Default, or (ii) Borrower terminates the Revolving Credit Facility on a date prior to the Maturity Date, or (iii) Borrower reduces the Maximum Revolver Amount or if Borrower and Lender agree to reduce the Maximum Revolver Amount, then Borrower shall pay Lender as liquidated damages (and not as a penalty) a termination, reduction, or prepayment fee in an amount equal to a percentage of the Maximum Revolver Amount calculated as follows: (A) two percent (2%) if the termination, reduction, or prepayment occurs on or before the first anniversary of the first Advance;

Schedule 2.12 Page 1

(B) one percent (1%) if the termination, reduction, or prepayment occurs after the first anniversary of the first Advance, but on or before the second anniversary of the first Advance; and (C) one half of one percent (.5%) if the termination, reduction or prepayment occurs after the second anniversary of the first Advance. If, with the consent of Lender (which consent may be withheld by Lender in its sole discretion), the Credit Facility is transferred to another Subsidiary or operating division of Lender, such transfer shall not be deemed a termination, reduction or prepayment resulting in the payment of termination, reduction or prepayment fees provided that Borrower agrees, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement in the event that any credit facilities extended after such transfer are thereafter terminated early, reduced or prepaid.

(d)            Uncommitted Accordion Activation Fee. A one-time fee of $50,000, which shall be fully earned and payable upon Borrower’s issuance of a Borrower Increase Notice and Lender’s approval of such increase to the Maximum Revolver Amount.

Schedule 2.12 Page 2

Schedule 6.1

TO CREDIT AND SECURITY AGREEMENT

Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days after the end of each month

(a)          an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to the Parent and its Subsidiaries (including Borrower) during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b)          a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement.

as soon as available, but in any event within 120 days after the end of each fiscal year

(a)          consolidated and consolidating financial statements of Parent and its Subsidiaries for such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management); and

(b)          a Compliance Certificate along with the underlying calculations, including the calculations to establish compliance with the financial covenants set forth in Section 8 and certain other covenants under this Agreement.

as soon as available, but in any event within 30 days before the start of Borrower’s fiscal years,	(a) copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of the Borrower and its respective Subsidiaries during the period covered thereby.

if and when filed by Borrower or any Parent,

(a)          Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(b)          any other filings made by Borrower or any Parent with the SEC; and

(c)          any other information that is provided by Borrower or any Parent to its shareholders generally.

Schedule 6.1 Page 1

Schedule 6.2

TO CREDIT AND SECURITY AGREEMENT

Provide Lender with each of the documents and information set forth below at the following times in form and substance satisfactory to Lender:

Monthly (no later than the 15th day of each month) so long as no Advances are outstanding or requested by Borrower, or more frequently if Lender requests at all other times;

(a)          a Borrowing Base Certificate;

(b)          an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other Records;

(c)          notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s and its Subsidiaries’ Accounts; and

(d)          copies of invoices together with corresponding shipping and delivery documents and credit memos together with corresponding supporting documentation with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Lender from time to time.

Monthly (no later than the 15th day of each month) or more frequently if Lender requests

(a)          a monthly Account roll-forward, in a format acceptable to Lender in its discretion;

(b)          a detailed aging of Borrower’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting);

(c)          a detailed calculation of those Accounts that are not eligible for the Borrowing Base; and

(d)          a summary aging, by vendor and project, of Borrower’s and its Subsidiaries’ accounts payable (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting);

(e)          project backlog reports and monthly consolidated financial forecasts, in a form reasonably acceptable to Lender; and

(f)          a detailed Equipment report specifying the most recent Net Orderly Liquidation Value for Eligible Existing Equipment and the Hard Costs for Eligible New Equipment and identifying the location of each item of such Eligible Equipment and related project with additional detail showing additions to and deletions therefrom, to the extent such Equipment was or is included in the Borrowing Base as Eligible Equipment, in form and substance acceptable to Lender in its Permitted Discretion.

Monthly (no later than the 30th day of each month) or more frequently if Lender requests	(a) a reconciliation of Accounts aging, trade accounts payable aging, and Inventory perpetual of Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category.

Annually, or more frequently, if requested by Lender	(a) a detailed list of Borrower’s and its Subsidiaries’ customers, with address and contact information; and (b) financial statements and tax returns of each Guarantor.

Upon request by Lender

(a)          copies of purchase orders and invoices for Inventory and Equipment acquired by Borrower or its Subsidiaries; and

(b)          such other reports and information as to the Collateral and as to each Loan Party and its Subsidiaries, as Lender may reasonably request.

When delivered to Noteholders	(a) any documentation, report, notice, compliance certificate, or other material information, delivered to Noteholders pursuant to the terms of the Noteholder Agreement or otherwise.

Schedule 6.2 Page 1

Schedule 6.6

TO CREDIT AND SECURITY AGREEMENT

[Schedule of Insurance]

Policy Description	Policy Number
CAN – Limits/Funds
Property Office Contents	PF7434712
Aircraft Non-Owned Liability	AIM1264675
CAN Automobile Liability	99488490
Contingent Cover(s) – Various
USA – Limits/Funds
Property Cargo/CEF/Interruption	ERS127429
Commercial General Liability	5466082
Umbrella Legal Liability	5466083
Foreign Commercial General Liability	80-0269295
Foreign Automobile Liability	80-0266296
Foreign WC/Employers Liability	84-49864
Hull & Machinery/Protection & Indemnity	OCH7222151
Charter’s Legal Liability	OCM7222152
Excess Charter’s Legal Liability	ER127429
USA Automobile Liability	BAP549889
USA Workers Compensation/Employers Liability	WC5489890

Schedule 6.6 Page 1

EXHIBIT A

TO CREDIT AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Wells Fargo Bank, National Association

1300 SW 5th Ave. 6th Floor

Portland, OR, 97201
MAC P6101-068

Attn: [Portfolio Manager]

Re:	Compliance Certificate dated [ ]

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement ( as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 6, 2014, by and among Wells Fargo Bank, National Association, a national banking association (“Lender”), SAExploration, Inc., a Delaware corporation (“Borrower”), and SAExploration Holdings, Inc., a Delaware corporation, SAExploration Sub, Inc., a Delaware corporation, NES, LLC, an Alaska limited liability company, and SAExploration Seismic Services (US), LLC, a Delaware limited liability company (collectively, the “Guarantors”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 6.1 of the Credit Agreement, the undersigned officer of SAExploration, Inc. and the other Loan Parties hereby certifies that:

1.          Attached is the financial information of Borrower and its Subsidiaries which is required to be furnished to Lender pursuant to Section 6.1 of the Credit Agreement for the period ended ____________, __________ (the “Reporting Date”). Such financial information has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries.

2.          Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.

3.          Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default.

4.          The representations and warranties of each Loan Party and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).

5.          As of the Reporting Date, the Loan Parties and their respective Subsidiaries are in compliance with the applicable covenants contained in Section 7 and Section 8 of the Credit Agreement as demonstrated on Schedule 1 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ___ day of _________, 20___.

SAEXPLORATION, INC.

By:
Name:
Title:

Exhibit A Page 1

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Financial Covenants

I further certify that (Please check and complete each of the following):

1.          Minimum EBITDA.

a.           The EBITDA of the Parent and its Subsidiaries,

i.            2014. Measured on a calendar year basis, for the period ending on the Reporting Date is $______________, which □ satisfies □ does not satisfy the requirement set forth in Section 8.1(a)(i) of the Credit Agreement that Parent and its Subsidiaries maintain EBITDA of at least the following amounts during calendar year 2014:

Applicable Amount	Applicable Period

$16,600,000	For the 10 month period ending October 31, 2014

$18,300,000	For the 11 month period ending November 30, 2014

$20,000,000	For the 12 month period ending December 31, 2014

ii.         2015 and Thereafter. Measured on a trailing twelve months basis, commencing January 1, 2015, for the period ending on the Reporting Date is $______________, which □ satisfies □ does not satisfy the requirement set forth in Section 8.1(a)(ii) of the Credit Agreement that Parent and its Subsidiaries maintain EBITDA of at least $20,000,000 during the trailing twelve month period ending on the Reporting Date.

To the extent $17,000,000 shall have been deducted in the calculation of Consolidated Net Income for the month of July 2014, such amount shall be added to Consolidated Net Income for such month.

Attached to this Schedule 1 are calculations supporting the foregoing calculation with respect to EBITDA.

b.           The EBITDA of Loan Parties’ Alaska Operations,

i.            2014. Measured on a calendar year basis, for the period ending on the Reporting Date is $______________, which □ satisfies □ does not satisfy the requirement set forth in Section 8.1(b)(i) of the Credit Agreement that Loan Parties’ Alaska Operations maintain EBITDA of at least the following amounts during calendar year 2014:

Applicable Amount	Applicable Period

$6,700,000	For the 10 month period ending October 31, 2014

$7,300,000	For the 11 month period ending November 30, 2014

$8,000,000	For the 12 month period ending December 31, 2014

ii.         2015 and Thereafter. Measured on a trailing twelve months basis, for the period ending on the Reporting Date is $______________, which □ satisfies □ does not satisfy the requirement set forth in Section 8.1(b)(ii) of the Credit Agreement that Loan Parties’ Alaska Operations maintain EBITDA of at least $8,000,000 during the trailing twelve month period ending on the Reporting Date.

Exhibit A Page 2

Attached to this Schedule 1 are calculations supporting the foregoing calculation with respect to EBITDA.

2.          Domestic Located Equipment

As of the Reporting Date, the Loan Parties’ Domestic Located Equipment consists of the Equipment identified on Exhibit A hereto. The Total Value of Loan Parties’ Eligible Equipment is $___________ and the total Value of Loan Parties Eligible Equipment plus Foreign Ineligible Equipment is $___________, resulting in ______% of Loan Parties’ Eligible Equipment constituting Domestic Located Equipment, which □ satisfies □ does not satisfy the requirement set forth in Section 8.2 of the Credit Agreement that Loan Parties’ maintain Domestic Located Equipment with an aggregate Value equivalent to 75% of the Value of all of Loan Parties’ Eligible Equipment plus Foreign Ineligible Equipment.

Exhibit A Page 3

EXHIBIT A TO COMPLIANCE CERTIFICATE

[Domestic Located Equipment]

Exhibit A Page 4

Exhibit B

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS PRECEDENT

The obligation of Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfilment, to the satisfaction of Lender, of each of the following conditions precedent on or before November 6, 2014:

(a)          [Intentionally Omitted]

(b)          Lender shall have received a letter duly executed by Borrower and each other Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents;

(c)          Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

(d)         Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)          this Agreement and the other Loan Documents,

(ii)         the Cash Management Documents,

(iii)        the Revolving Note,

(iv)        the Control Agreements,

(v)         the Guaranties,

(vi)        the Intercompany Subordination Agreement,

(vii)       the Intercreditor Agreement,

(viii)      the Officer’s Certificate, and

(ix)         the Preferred Ship Mortgage;

(e)          Lender shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f)          Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified as true, correct and complete by the Secretary of such Loan Party;

(g)         Lender shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, or such earlier date as Lender permits in its sole discretion, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)         Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

Exhibit B Page 1

(i)           Lender shall have received copies of the policies of insurance and certificates of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to Lender;

(j)           Lender shall have received Collateral Access Agreements with respect to the following locations: (i) a portion of Lot 6, Block 302, Deadhorse Airport, Barrow Recording Dist. (executed by all parties thereto other than the State of Alaska); and (ii) 8240 Sandlewood Place, Anchorage, AK 99507.

(k)          Lender shall have received an opinion of each Loan Party’s counsel in form and substance satisfactory to Lender;

(l)           Borrower shall have Excess Availability and Qualified Cash in Section (u) below, of at least $20,000,000 after giving effect to (i) the initial extension of credit hereunder, (ii) the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents, and (iii) the payment of trade payables older than 60 days past due, book overdrafts, and closing costs;

(m)         Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral examination and review of Borrower’s and its Subsidiaries Books and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, and (ii) an inspection of each of the locations where the Inventory of each Loan Party and its Subsidiaries is located, the results of which must be satisfactory to Lender;

(n)          Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for Borrower’s senior management and key principals, and each other Loan Party, the results of which shall be satisfactory to Lender;

(o)          Lender shall have received an appraisal of the Equipment of Borrower and its Subsidiaries, the results of which must be satisfactory to Lender;

(p)          Lender shall have received a set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender;

(q)          Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(r)           Each Loan Party and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(s)          all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender; and

(t)           Lender shall have received final credit approval for the Credit Facility and the transactions described in this Agreement.

(u)          Borrower shall have $13,000,000 on deposit with Lender on the Closing Date.

Exhibit B Page 2

EXHIBIT C

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS SUBSEQUENT

(a)          On or before November 11, 2014, NES, LLC shall have closed deposit account number 1304652785;

(b)          On or before November 12, 2014, SAExploration Seismic Services (US), LLC shall have delivered the fully executed and notarized Preferred Ship Mortgage;

(c)          On or before November 12, 2014, Borrower shall cause the secured party under UCC-1 Financing Statement file no. 2014 4316634 to terminate such financing statement with the Delaware Secretary of State, and deliver evidence of such termination to Lender. Borrower shall not be entitled to any Advances or other credit accommodations until evidence of such termination has been timely delivered to Lender;

(d)          On or before November 20, 2014, Loan Parties shall have closed all domestic deposit accounts with HSBC other than HSBC deposit account number 827012667;

(e)          On or before December 5, 2014, Lender shall have received the Collateral Access Agreement referenced in Exhibit B, Section (j)(i) executed by the State of Alaska and the other sublessors;

(f)           On or before December 5, 2014, Lender shall have received a conformed copy of the transfer documentation evidencing the transfer of vessel subject to the Preferred Ship Mortgage to the mortgagor under such Preferred Ship Mortgage;

(g)          On or before December 5, 2014, Lender shall have received the loss payable endorsement and copies of all insurance policies; and

(h)          On or before January 5, 2015, Lender shall have received a Deposit Account Control Agreement with HSBC with respect to HSBC deposit account number 827012667, in form and substance acceptable to Lender.

Exhibit C Page 1

EXHIBIT D

TO CREDIT AND SECURITY AGREEMENT

REPRESENTATIONS AND WARRANTIES

5.1          Due Organization and Qualification; Subsidiaries.

(a)          Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)          Set forth on Schedule 5.1(b) to the Information Certificate is a complete and accurate description of the authorized Capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.1(b) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

(c)          Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)          Except as set forth on Schedule 5.1(c) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Capital stock or any Loan Party or of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

5.2          Due Authorization; No Conflict.

(a)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)          As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.3          Governmental and Other Consents. No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (a) for the grant of a Lien by such Loan Party in and to the Collateral pursuant to this Agreement or the other Loan Documents or for the execution, delivery, or performance of this Agreement by such Loan Party, or (b) for the exercise by Lender of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. No Intellectual Property License of any Loan Party that is necessary to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.

Exhibit D Page 1

5.4          Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5          Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1 and most recent collateral reports delivered pursuant to Section 6.2, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

5.6          Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)          The exact legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)          The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)          The tax identification number and organizational identification number, if any, of each Loan Party and each of its Subsidiaries are identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)          As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any Commercial Tort Claims that exceed $250,000 in amount, except as set forth on Schedule 5.6(d) to the Information Certificate.

5.7          Litigation.

(a)          There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)          Schedule 5.7(b) to the Information Certificate sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against any Loan Party or any of its Subsidiaries, including (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of any Loan Party or any Subsidiary in connection with such actions, suits, or proceedings is covered by insurance.

5.8          Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.9          No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of the Loan Parties and their Subsidiaries as of the date thereof and results of operations for the period then ended. Since the date of the most recent financial statement delivered to Lender, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

Exhibit D Page 2

5.10        Fraudulent Transfer.

(a)          Each Loan Party is Solvent.

(b)          No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(c)          All Loan Parties have and will receive a direct or indirect benefit from the transactions contemplated by this Agreement and the other Loan Documents.

5.11        Employee Benefits. Except as set forth on Schedule 5.11 to the Information Certificate, No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.12        Environmental Condition. Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no properties or assets of any Loan Party or any of its Subsidiaries have ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.13        Intellectual Property. Each Loan Party and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.

5.14        Leases. Each Loan Party and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or the applicable Subsidiary exists under any of them.

5.15        Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 to the Information Certificate (as updated pursuant to Section 6.12(j)(iv)) is a listing of all of the Deposit Accounts and Securities Accounts of each Loan Party and each of its Subsidiaries, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.16        Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections most recently delivered to Lender represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the future performance of a Loan Party or any of its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Lender.

Exhibit D Page 3

5.17        Material Contracts. Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries as of the most recent date on which Borrower provided its Compliance Certificate pursuant to Section 6.1; provided, however, that Borrower may amend Schedule 5.17 to the Information Certificate to add additional Material Contracts so long as such amendment occurs by written notice to Lender on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to such Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.8), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary. The Noteholder Agreements have not been amended or modified (other than amendments or modifications approved in writing by Lender), and are not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary. All representations and warranties contained in the Noteholder Agreements were true and correct as of the date they were made.

5.18        Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of its Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19        Indebtedness. Set forth on Schedule 5.19 to the Information Certificate is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

5.20        Payment of Taxes. Except as otherwise permitted under Section 6.5, all tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.21        Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.22        Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23        OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24        Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the Books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Exhibit D Page 4

5.25        Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents and Noteholder Agreements), own any material assets (other than the Stock of Borrower and its Subsidiaries) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries).

5.26        Collateral.

(a)         Real Property. Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Closing Date.

(b)         Intellectual Property.

      (i)            As of the Closing Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of: (A) all registered Copyrights owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party; (B) all Intellectual Property Licenses entered into by any Loan Party pursuant to which (x) any Loan Party has provided any license or other rights in Intellectual Property owned or controlled by such Loan Party to any other Person or (y) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (C) all Patents owned by any Loan Party and all applications for Patents owned by any Loan Party; and (D) all registered Trademarks owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party;

      (ii)          all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Loan Party and obligations of confidentiality;

      (iii)          to each Loan Party’s knowledge after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;

      (iv)          to each Loan Party’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and necessary in to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect;

      (v)           any Intellectual Property contained in, or necessary for the operation of Equipment included in the Borrowing Base is embedded in such Equipment and constitutes a part of such Goods pursuant to the Code;

      (vi)          each Loan Party has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Loan Party that are necessary in the business of such Loan Party;

(c)          Schedule 5.26(c) to the Information Certificate sets forth all motor vehicles and vessels owned by each Loan Party as of the Closing Date by model, model year and vehicle or vessel identification number.

Exhibit D Page 5

(d)         Valid Security Interest. This Agreement creates a valid security interest in the Collateral of each Loan Party, to the extent a security interest therein can be created under the Code, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Loan Party, as a debtor, and Lender for itself and as agent for the Bank Product Providers, as secured party, in the jurisdictions listed next to such Loan Party’s name on Schedule 5.6(a) to the Information Certificate. Upon the making of such filings, Lender shall have a first priority perfected security interest in the ABL Priority Collateral of each Loan Party, and a perfected second priority perfected security interest in all other Collateral of each Loan Party, to the extent such security interest can be perfected by the filing of a financing statement, subject to Permitted Liens which are purchase money Liens. Upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent and Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5.6(a) to the Information Certificate, all action necessary or desirable to protect and perfect the Security Interest in and to on each Loan Party’s Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party. All action by any Loan Party necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

5.27        Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower, (c) not subject to offset or recoupment under any terms of the applicable contract, (d) consistent with the terms of any related contract, including Borrower’s percentage completion of work, quality of work, payment of subcontractors, and related matters, and (e) not otherwise excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Accounts.

5.28        [Intentionally Omitted]

5.29        Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.14) and as reported to Lender pursuant to the terms of this Agreement.

5.30        Inventory and Equipment Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Equipment and Inventory and of the Equipment and Inventory of its Subsidiaries and the book value thereof.

5.31        Eligible Equipment.

(a)          Eligible Existing Equipment. As to each item of Equipment that is identified by Borrower as Eligible Existing Equipment, such Equipment is (i) unconditionally owned by Borrower, (ii) in good order, repair, operating and marketable condition and in the condition identified in Lender’s most recent appraisal, ordinary wear and tear excepted, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Existing Equipment.

(b)          Eligible New Equipment. As to each item of Equipment that is identified by Borrower as Eligible New Equipment, such Equipment is (i) in the possession of a Loan Party, (ii) unconditionally owned by Borrower and all amounts owing for such Equipment have been paid to the seller, (iii) accurately identified in the purchase and transfer documents provided to Lender, (iv) in good order, repair, operating and marketable condition, and (iv) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible New Equipment.

(c)          Equipment Purchase Deposits. Borrower has paid an amount equal to or greater than $13,000,000 for deposits or prepayments to supplier(s) of Equipment for Equipment that has not yet been delivered. Borrower’s right to delivery of the Equipment relating thereto, or refund of such amounts in the event Borrower cancels any such Equipment orders or such Equipment is otherwise not delivered, constitutes Lender’s Collateral.

Exhibit D Page 6

EXHIBIT E

TO CREDIT AND SECURITY AGREEMENT

INFORMATION CERTIFICATE

OF

SAExploration Holdings, Inc.

SAExploration Sub, Inc.

SAExploration, Inc.

SAExploration Seismic Services (US), LLC

NES, LLC
_________________________

Dated: November 6, 2014

Wells Fargo Bank, National Association
1300 SW 5th Ave., 6th Floor

MAC P6101-068

Portland, OR 97201

In connection with certain financing provided or to be provided by Wells Fargo Bank, National Association (“Lender”), each of the undersigned Borrower and Guarantors (each a “Loan Party”) represents and warrants to Lender the following information about each Loan Party (Capitalized terms not specifically defined shall have the meaning set forth in the Agreement):

1.	Attached as Schedule 5.1(b) is a complete and accurate description of (i) the authorized capital Stock of each Loan Party and its Subsidiaries, by class, and the number of shares issued and outstanding and the names of the owners thereof (including stockholders, members and partners) and their holdings, all as of the date of this Agreement, (ii) all subscriptions, options, warrants or calls relating to any shares of any Loan Party’s or its Subsidiaries’ capital Stock, including any right of conversion or exchange; (iii) each stockholders’ agreement, restrictive agreement, voting agreement or similar agreement relating to any such capital Stock; and (iv) and organization chart of each Loan Party and all Subsidiaries.

2.	Each Loan Party is affiliated with, or has ownership in, the entities (including Subsidiaries) set forth on Schedule 5.1(c).

3.	The Loan Parties use the following trade name(s) in the operation of their business (e.g. billing, advertising, etc.):

SAExploration, Inc.

SAExploration, Inc. d/b/a South American Exploration, Inc. (in Texas only)

4.	Each of the Loan Parties is a registered organization of the following type:

Delaware Corporation

SAExploration Holdings, Inc.

SAExploration Sub, Inc.

SAExploration, Inc.

Delaware Limited Liability Company

SAExploration Seismic Services (US), LLC

Alaska Limited Liability Company

NES, LLC

5.	The exact legal name (within the meaning of Section 9-503 of the Code) of each Loan Party as set forth in its respective certificate of incorporation, organization or formation, or other public organic document, as amended to date is set forth in Schedule 5.5(a).

6.	Each Loan Party is organized solely under the laws of the State set forth on Schedule 5.6(a). Each Loan Party is in good standing under those laws and no Loan Party is organized in any other State.
Exhibit E

7.	The chief executive office and mailing address of each Loan Party is located at the address set forth on Schedule 5.6(b) hereto.

8.	The books and records of each Loan Party pertaining to Accounts, contract rights, Inventory, and other assets are located at the addresses specified on Schedule 5.6(b).

9.	The identity and Federal Employer Identification Number of each Loan Party and organizational identification number, if any, is set forth on Schedule 5.6(c). (Please Use Form Attached)

10.	No Loan Party has any Commercial Tort Claims, except as set forth on Schedule 5.6(d).

11.	There are no judgments, actions, suits, proceedings or other litigation pending by or against or threatened by or against any Loan Party, any of its Subsidiaries and/or Affiliates or any of its officers or principals, except as set forth on Schedule 5.7(b).

12.	Since its date of organization, the name as set forth in each Loan Party’s organizational documentation filed of record with the applicable state authority has been changed as follows:

SAExploration Holdings, Inc.
Date	Prior Name
2/2/2011	Trio Merger Corp.
6/24/2013	Name Change to SAExploration Holdings, Inc.

SAExploration Sub, Inc.
Date	Prior Name
10/15/2012	SAExploration Holdings, Inc. (“Former Holdings”)
12/6/2012	Trio Merger Sub, Inc.
6/24/2013	Name Change of Trio Merger Sub, Inc. to SAExploration Sub, Inc.

SAExploration, Inc.
Date	Prior Name
6/6/2006	South American Exploration, LLC (Alaska entity)
7/20/2011	South American Exploration, LLC (Delaware entity)
8/5/2011	SAExploration, Inc. (conversion from Delaware LLC to Delaware Corporation)

SAExploration Seismic Services (US), LLC
Date	Prior Name
—	None.

NES, LLC
Date	Prior Name
5/31/2006	NES, LLC
8/7/2007	Fairweather Investments, LLC
10/30/2008	Northern Exploration Services, LLC
6/21/2011	NES, LLC

13.	Since the dates of their respective organization, the Loan Parties have made or entered into the following mergers or acquisitions:

SAExploration Holdings, Inc.
Date	Action
—	None.

SAExploration Sub, Inc.
Date	Action
6/24/2013	Merger of SAExploration Holdings, Inc. (“Former Holdings”) with and into SAExploration Sub, Inc.

Exhibit E

SAExploration, Inc.
Date	Action

7/20/2011	Merger of South American Exploration, LLC (Alaska) with and into South American Exploration, LLC (Delaware)
8/5/2011	Conversion of South American Exploration, LLC to SAExploration, Inc.

SAExploration Seismic Services (US), LLC
Date	Action
—	None.

NES, LLC
Date	Action
6/21/2011	Merger of Northern Exploration Services, LLC with and into NES, LLC
10/31/2011	Acquired by SAExploration, Inc.

14.	Each Loan Party’s assets are owned and held free and clear of Liens, mortgages, pledges, security interests, encumbrances or charges except as set forth below:

Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/Jurisdiction

Please see Schedule 5.19.

15.	Each Loan Party has been and remains in compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 5.12.

16.	The Loan Parties do not have any Deposit Accounts, investment accounts, Securities Accounts or similar accounts with any bank, securities intermediary or other financial institution, except as set forth on Schedule 5.15 for the purposes and of the types indicated therein.

17.	No Loan Party is a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth below (indicate date of agreement, parties to agreement, description of employees covered, and date of termination)

Name of Agreement	Date of Agreement	Parties to Agreement	Date of Expiration / Termination

None.

18.	Set forth on Schedule 5.17 is a reasonably detailed description of each Material Contract of each Loan Party and its Subsidiaries as of the date of the Agreement.

19.	Set forth on Schedule 5.19 is a true and complete list of all Indebtedness of each Loan Party and its Subsidiaries outstanding immediately prior to the Closing Date.

20.	No Loan Party has made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth below:
Exhibit E

Name / Address of Debtor	Outstanding Balance of Loan as of Sept. 30, 2014	Secured / Unsecured	Due Date

Please see Schedule 5.20.

21.	No Loan Party has any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof, except as follows:

None.

22.	No Loan Party owns or licenses any Trademarks, Patents, Copyrights or other Intellectual Property in the United States of America, and is not a party to any Intellectual Property License in the United States of America, except as set forth on Schedule 5.26 (indicate type of Intellectual Property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

23.	Schedule 5.26(a) sets forth all Real Property owned by each Loan Party.

24.	Except for Specified Movable Property, the Inventory, Equipment and other goods of each Loan Party are located only at the locations set forth on Schedule 5.29.

25.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

None.

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Exhibit E

Lender shall be entitled to rely upon the foregoing in all respects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of each Loan Party.

Very truly yours,

SAExploration Holdings, Inc.

By:
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel & Secretary

SAExploration Sub, Inc.

By:
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel & Secretary

SAExploration, Inc.

By:
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel & Secretary

SAExploration Seismic Services (US), LLC

By:
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel & Secretary

NES, LLC

By:
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel & Secretary

Exhibit E